Exhibit 10.3

SHARE PURCHASE AGREEMENT

Between

Knutsen NYK Offshore Tankers AS

(as Seller)

And

KNOT Shuttle Tankers AS

(as Buyer)

for the sale and purchase of the shares in

Knutsen Shuttle Tankers 15 AS

SHARE PURCHASE AGREEMENT

This agreement (this “Agreement”) is entered into the 23rd day of June, 2014 between:

(1) Knutsen NYK Offshore Tankers AS, company registration no. 995 221 713

(the “Seller”), and

(2) KNOT Shuttle Tankers AS, company registration no. 998 942 829

(the “Buyer”).

The Seller and the Buyer are hereinafter individually referred to as a “Party” and jointly the “Parties”.

1	RECITALS

WHEREAS:

a)	Knutsen Shuttle Tankers 15 AS, company registration no. 997 006 968, is a private limited liability company that has as its purpose to engage in shipowning activities, is duly incorporated under Norwegian law and has its registered place of business in Haugesund, Norway (the “Company”);

b)	The Seller is the sole owner of the ownership interest in the Company, with a share capital of NOK 200,000;

c)	The Company is the owner of the MT “Torill Knutsen”, having IMO No. 9630030 (the “Vessel”); and

d)	The Seller and the Buyer have agreed that the Buyer shall acquire 100% of the shares in the Company (the “Shares”) on the terms and conditions set forth in this Agreement.

2	DEFINITIONS

In this Agreement, the following definitions shall have the following meanings:

a)	Accounting Principles	means the applicable United States generally accepted accounting principles, applied on a consistent basis;

b)	Accounts	means, in respect of the Company and Knutsen Shuttle Tankers 14 AS, its combined accounts, consisting of the income statement, balance sheet, statement of cash flow and the notes thereto, consolidated profit and loss account, consolidated balance sheet and statement of cash flow and the notes thereto, for the financial years and quarters attached as Schedule 2;

c)	Accounts Date	means 31 March 2014;

d)	Agreement	shall have the meaning ascribed to such term in the preamble to this Agreement;

e)	Business	means the current business of the Company, being to own the Vessel, and charter the same under the Charter;

f)	Business Day	means a day on which banks are open for general banking business in Norway;

g)	Buyer	shall have the meaning ascribed to such term in the preamble to this Agreement;

h)	Buyer Indemnitees	shall have the meaning ascribed to such term in Clause 12.1;

i)	Charter	means the Time Charter Party, dated May 31, 2011, between the Company and the Charterer in relation to the Vessel;

j)	Charterer	means Eni Trading and Shipping S.P.A.

k)	Closing	shall have the meaning ascribed to such term in Clause 5.1;

l)	Closing Date	means the date when the Closing actually takes place according to Clause 5.1;

m)	Companies Act	means the Norwegian Limited Liability Companies Act of 1997

n)	Company	means Knutsen Shuttle Tankers 15 AS;

o)	Encumbrance	means any mortgage, charge, pledge, lien, option or other security interest or restriction of any kind;

p)	Governmental Authority	means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization.

q)	Indemnified Party	shall have the meaning ascribed to such term in Clause 12.3;

r)	Indemnifying Party	shall have the meaning ascribed to such term in Clause 12.3;

s)	Losses	means any loss, liability, claim, damage, expense (including costs of investigation and defence and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim;

t)	Material Adverse Effect	means a material adverse effect on the condition (financial, commercial, technical, legal or otherwise) of the Business, assets, results of operations or prospects of the Company;

u)	Material Agreement	shall have the meaning ascribed to such term in Clause 8.11;

v)	Omnibus Agreement	means the Omnibus Agreement, dated as of April 15, 2013, by and among the Seller, the Partnership, KNOT Offshore Partners GP LLC, KNOT Shuttle Tankers 17 AS and KNOT Shuttle Tankers 18 AS;

w)	Party	shall have the meaning ascribed to such term in the preamble to this Agreement;

x)	Parties	shall have the meaning ascribed to such term in the preamble to this Agreement;

y)	Partnership	means KNOT Offshore Partners LP, a Marshall Islands limited partnership;

z)	Purchase Price	shall have the meaning ascribed to such term in Clause 4;

aa)	Purchase Price Adjustments	shall have the meaning ascribed to such term in Clause 5.4a);

bb)	Seller	shall have the meaning ascribed to such term in the preamble to this Agreement;

cc)	Seller Indemnitees	shall have the meaning ascribed to such term in Clause 12.2;

dd)	Shares	shall have the meaning ascribed to such term in Clause 1;

ee)	Signing Date	means the date of this Agreement;

ff)	Swap Agreements	means the 2002 ISDA Master Agreement dated 3 February 2014, and entered into between the Company and DNB Bank ASA and the Schedule thereto and all Transactions and/or Confirmations (as each of the said expressions is defined in the Master Agreement) supplemental thereto.

gg)	Taxes	means all taxes (including value-added tax and similar taxes), however denominated, including interest, penalties and other additions to tax that may become payable or imposed by any applicable statute, rule or regulation or any governmental agency, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, social security or other social benefit taxes, sales, use, excise, real or personal property, stamps, transfers and workers’ compensation, which the Company is required to pay, withhold or collect;

hh)	Third-Party Claim	shall have the meaning ascribed to such term in Clause 12.3;

ii)	Torill Knutsen Facility	means the USD 117,000,000 pre- and post-delivery term loan facility agreement in respect of the Vessel dated November 3, 2011, made between (i) the Company as borrower, (ii) the Seller as parent guarantor, (iii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iv) DnB Bank ASA, Nordea Bank Norge ASA, Skandinaviska Enskilda Banken AB (Publ) and Sparebanken Vest as mandated lead arrangers and bookrunners and (vi) Nordea Bank Norge ASA as agent; and

jj)	Vessel	shall have the meaning ascribed to such term in Clause 1.

3	SALE AND PURCHASE

Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, and the Buyer agrees to purchase, the Shares, together with all rights attached to them.

The Shares shall be transferred to the Buyer on the Closing Date, free and clear from any Encumbrances.

4	PURCHASE PRICE

The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller for USD 169,000,000, less USD 112,125,000 of outstanding debt obligations under the Torill Knutsen Facility, and as adjusted for the balance under the Swap Agreements being USD 59,439 according to a mark-to-market determination as of 17 June 2014 (the “Purchase Price”), plus the Purchase Price Adjustments, all in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares.

The Purchase Price is to be settled by way of a cash settlement in the amount of USD 56,934,439 on the Closing Date

5	CLOSING

5.1	Time and place

Subject to the satisfaction or waiver of the conditions set forth in Clause 6, the completion of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller at such time and date as the Parties agree.

5.2	The Seller’s Closing obligations

At the Closing, the Seller shall:

a)	deliver to the Buyer a copy of the minutes of the meeting of the board of directors of the Seller authorising the execution of, and the consummation of the transaction completed by, this Agreement; and

b)	in exchange for the payment of the Purchase Price, transfer the Shares to the Buyer and deliver to the Buyer the share register of the Company with the Buyer duly registered as the owner of the Shares, as well as the related notices according to Sections 4-7 and 4-10 of the Companies Act.

5.3	The Buyer’s Closing obligations

At the Closing, the Buyer shall settle the Purchase Price in accordance with Clause 4.

5.4	Post-Closing Adjustment

a)	Within 60 days following the Closing Date, the Buyer and the Seller shall agree on the amount of the post-Closing adjustments to the Purchase Price based on the Company’s working capital as of 30 June 2014 (the “Purchase Price Adjustments”).

b)	Within 15 days following the date on which the Purchase Price Adjustments have been agreed pursuant to item a) above, the Buyer shall pay to the Seller an amount, in cash, equal to the Purchase Price Adjustments. Any other elements than those covered by the Purchase Price Adjustments varying in the period between the Signing Date and the Closing Date shall be for Seller’s account.

6	CLOSING CONDITIONS

6.1	Conditions to the Buyer’s Closing obligations

The obligations of the Buyer to purchase the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by the Buyer) on or before the Closing Date:

a)	there is no material breach of any of the representations and warranties of the Seller set forth in Clause 8 and Clause 9;

b)	in all respects material to the transactions contemplated hereby, the Seller shall have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Seller at or prior to the Closing Date and shall have delivered each document or instrument to be delivered by it pursuant to this Agreement;

c)	the Buyer shall have obtained the funds necessary to consummate the purchase of the Shares and to pay all related fees and expenses; and

d)	the results of the searches, surveys, tests and inspection of the Vessel referred to in Clause 10.1(h) are reasonably satisfactory to Buyer.

6.2	Conditions to the Seller’s Closing obligations

The obligations of the Seller to sell the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by the Seller) on or before the Closing Date:

a)	there is no material breach of any of the representations and warranties of the Buyer set forth in Clause 7;

b)	each of the Partnership and the Buyer shall substitute and replace the Seller as guarantor under the Torill Knutsen Facility and the Swap Agreements, and the Seller will be released as guarantor thereunder; and

c)	in all respects material to the transactions contemplated hereby, the Buyer shall have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Buyer at or prior to the Closing Date and shall have delivered each document or instrument to be delivered by it pursuant to this Agreement.

6.3	Conditions of the Parties.

The obligations of Seller to sell the Shares and the obligations of Buyer to purchase the Shares is subject to the satisfaction (or waiver by each of Seller and Buyer) on or prior to the Closing Date of the following conditions:

a)	The Seller shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, but not limited to, with respect to the Charter, the Torill Knutsen Facility and the Swap Agreements) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, including the transfer of the Shares; and

b)	No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Shares.

7	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

7.1	Corporate existence and power

The Buyer is duly incorporated, validly existing and in good standing under the laws of Norway.

The Buyer has not been declared insolvent; become the subject of a petition in bankruptcy; had a receiver appointed with respect to it or to the Business or part thereof; entered into any arrangement with, or made an assignment for the benefit of, its creditors; or ceased to function as a going concern.

7.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of the Buyer and constitutes or will, when executed, constitute valid and binding obligations of the Buyer enforceable in accordance with its respective terms.

The execution by the Buyer of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by the Buyer of its obligations under this Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of the Buyer or of any applicable law, order, judgment or decree of any court or any Governmental Authority or of any agreement to which the Buyer is bound.

The Buyer is not required to obtain any authorisations, consents, approvals or exemptions by any Governmental Authority in connection with the entering into or performance of its obligations under this Agreement.

8	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

8.1	Corporate existence and power

Each of the Company and the Seller is duly incorporated, validly existing and in good standing under the laws of Norway.

Each of the Company and the Seller has not been declared insolvent; become the subject of a petition in bankruptcy; had a receiver appointed with respect to it or to the Business or part thereof; entered into any arrangement with, or made an assignment for the benefit of, its creditors; or ceased to function as a going concern.

8.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of each of the Company and the Seller, as appropriate, and constitutes or will, when executed, constitute valid and binding obligations of each of the Company and the Seller, as appropriate, enforceable in accordance with its respective terms.

The execution by each of the Company and the Seller, as appropriate, of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by each of the Company and the Seller, as appropriate, of its obligations under this Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of each of the Company and the Seller, as appropriate, or of any applicable law, order, judgment or decree of any court or any Governmental Authority or of any agreement to which each of the Company and the Seller, as appropriate, is bound.

Each of the Company and the Seller, as appropriate, is not required to obtain any authorisations, consents, approvals or exemptions by any Governmental Authority in connection with the entering into or performance of its obligations under this Agreement.

8.3	Capitalisation and title

The Seller has full ownership to the Shares. The Shares are fully authorised, validly issued, fully paid and are, at the time of transfer pursuant to this Agreement, free and clear from any Encumbrances.

There is no outstanding subscription, option or similar rights relating to the Shares.

8.4	Records

The Company’s articles of association and shareholders’ register are true, accurate, up-to-date and complete.

8.5	Charter documents; validity of the Charter

The Seller has supplied to the Buyer true and correct copies of the Charter and any related documents, as amended to the Closing Date. The Charter is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms and, to the knowledge of the Seller, the Charter is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms.

8.6	Accounts

The Accounts have been prepared in accordance with the Accounting Principles and in accordance with the books and records of the Company. The Accounts give a true and accurate view of the financial position, solvency, assets, liabilities, liquidity, cash flow and the result of the operations of the Company as of the Accounts Date.

8.7	No undisclosed liabilities

Neither the Company nor the Vessel has any Encumbrances, or other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation), except for such Encumbrances or other liabilities or obligations appearing in the ship registry of the Vessel and those arising under the Torill Knutsen Facility and the Swap Agreements.

8.8	Loans and other financial facilities

All loans and other financial facilities available to the Company have been made available for review by the Buyer. As of the Signing Date, the principal outstanding amount under the Torill Knutsen Facility is USD 112,125,000.

No event has occurred which gives, or after notice or lapse of time, or both, would give any third party the right to call for repayment from the Company prior to normal maturity of any loan or other financial facility. The Company shall not be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of any of the Seller or any spouse, child or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to the Company.

8.9	Assets

At the Closing Date, the Company shall not be using assets in the Business that it neither owns nor has the right to use pursuant to written agreements with third parties. At the Closing Date, the assets of the Company will comprise all the assets necessary for carrying on the Business fully and effectively to the extent to which it is conducted at the Signing Date.

8.10	Absence of certain changes or events

Since the Accounts Date, there has not occurred or arisen:

a)	any change of accounting methods, principles or practices, accounting, invoicing and supplier practice or procedures for the Company;

b)	any acquisition or disposal of, or the entering into any agreement to acquire or dispose of, any asset, other than the sale of products in the ordinary course of business;

c)	the termination of any Material Agreement;

d)	any obligations, commitments or liabilities, contingent or otherwise, whether for Taxes or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business;

e)	any event or condition, whether covered by insurance or not, which has resulted in or may result in a Material Adverse Effect; or

f)	the entering into of any agreements or commitments other than on customary terms.

8.11	Agreements

Each Material Agreement is in full force and effect. No other Material Agreements will be entered into by the Company prior the Closing Date without the prior consent of the Buyer (such consent not to be unreasonably withheld). The Company has fulfilled all material obligations required pursuant to the Material Agreements to have been performed by it prior to the Signing Date and has not waived any material rights thereunder.

There has not occurred any material default on the part of the Company under any of the Material Agreements, or to the knowledge of the Seller, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of the Company under any of the Material Agreements nor, to the knowledge of the Seller, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Material Agreements.

The term “Material Agreement” means each agreement, contract or other undertaking by or of the Company (a) that is of material importance to the Business or (b) the value of which, in respect of total turnover during one year, is not less than USD 100,000, provided, however, that such term includes the Charter, the Torill Knutsen Facility and the Swap Agreements.

8.12	Insurance

The Company maintains insurance policies on fire, theft, loss, disruption, product and general liability and other forms of insurance with reputable insurers that would reasonably be judged to be sound and required for the Business.

The Company’s insurance policies do not contain any provisions regarding a change of control or ownership of the insured.

The Company is in compliance with all terms and conditions contained in the insurance policies, and nothing has been done or omitted to be done that would make any insurance policy or insurance void or voidable or that would result in a reduction of the coverage (No: avkortning).

8.13	Environmental matters

The Company is not and has not been in breach of any applicable laws (whether civil, criminal or administrative), statutes, regulations, directives, codes, judgments, orders or any other measures imposed by any governmental, statutory or regulatory body with regard to the pollution or the protection of the environment or to the protection of human health or human safety, or any other living organisms supported by the environment.

There is no current governmental investigation or disciplinary proceeding relating to any alleged breach of any law or permit by the Company, and none is pending, nor threatened.

The Company has not, other than as permitted under applicable permits or applicable laws or regulations held from time to time, disposed of, discharged, released, placed, dumped or emitted any hazardous substances, such as pollutants, contaminants, hazardous or toxic materials, wastes or chemicals. Neither the Seller nor the Company has received any formal or informal notice or other communication from which it appears that the Company may be or has been in violation of any laws or permits. There are no actual or contingent obligations on the Company to pay money or carry out any work in order to keep or be granted an extension or renewal of any existing permit. There are no facts or circumstances that could result in such an obligation. The properties used by the Company are not made of or do not contain any form of asbestos or any other toxic substance that may cause damage to the health of the persons working or visiting the premises.

8.14	Compliance with laws

The Company has at all times conducted the Business in accordance with and has complied with any applicable laws in Norway and in any other relevant countries relating to its operations and the Business.

All necessary licences, consents, permits and authorisations have been obtained by the Company to enable the Company to carry on the Business in the places and in the manner in which such Business is now conducted and all such licences, consents, permits and authorisations are valid and subsisting and have been complied with in all respects.

8.15	Litigation

There are no claims, actions, lawsuits, administrative, governmental, arbitration or other legal proceedings (including but not limited to proceedings related to Taxes) pending or threatened against or involving the Company, the Business or properties or assets of the Company and which would result in a Material Adverse Effect if adversely determined.

8.16	Taxes

The Company has properly filed with the appropriate Tax authorities all Tax returns and reports required to be filed for all Tax periods ending prior to the Closing Date. Such filings are true, correct and complete. All information required for a correct assessment of Taxes has been provided.

The Tax returns of the Company have been assessed and approved by the Tax authorities through the Tax years up to and including the years for which such assessment and approval is required, and the Company is not subject to any dispute with any such authority.

All Taxes that have become due have been fully paid or fully provided for in the Accounts, and the Company shall not be liable for any additional Tax pertaining to the period before the Accounts Date. All Taxes for the period after the Accounts Date have been fully paid when due.

There are no Tax audits, Tax disputes or Tax litigation pending or threatened against or involving the Company. There is no basis for assessment of any deficiency in any Taxes against the Company that has not been provided for in the Accounts or that has not been paid.

The Company is not and has not been involved in any transaction that could be considered as Tax-evasive. All losses for Tax purposes incurred by of the Company are trading losses and are available to be carried forward and set off against income in succeeding periods without limitation and have been accepted by the relevant Tax authorities.

The Company is not and has not been subject to any Tax outside its respective country of fiscal residence.

8.17	Relationship with the Seller

Except as disclosed to the Buyer, there are no written or oral agreements or arrangements between the Company and the Seller, and no liabilities or obligations (contingent or otherwise) owed by the Company to the Seller.

No services provided by the Seller to the Company are necessary in the ordinary course of business.

No payments of any kind, including, but not limited to management charges, have been made by the Company to the Seller, save for payments under agreements or arrangements made on an arm’s-length basis in accordance with applicable law and regulations.

8.18	Information

All documents provided to the Buyer by or on behalf of the Seller or the Company are true and correct, and no document provided to the Buyer by or on behalf of the Seller or the Company contains any untrue statement of a relevant fact or omits to state a relevant fact necessary to make the statements contained in the document not misleading.

There are no facts or circumstances known to the Seller, relating to the affairs of the Company, that have not been disclosed to the Buyer, which, if disclosed, reasonably could have been expected to influence the decision of the Buyer to purchase the Shares on the terms of this Agreement.

The Seller confirms that the Seller, prior to the Signing Date, has made, and until the Closing Date, shall continue to make, all investigations necessary in order to ensure that the statements in Clause 7 are correct.

9	REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE VESSEL

The Seller represents and warrants to the Buyer as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

9.1	Flag and title

The Company is the registered owner of the Vessel and has good and marketable title to the Vessel, free and clear of any and all Encumbrances, other than those arising under the Torill Knutsen Facility. The Vessel is properly registered in the name of the Seller under and pursuant to the flag and law of the United Kingdom, and all fees due and payable in connection with such registration have been paid.

9.2	Classification

The Vessel is entered with Det Norske Veritas and has the highest classification rating. The Vessel is in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it is in such condition that it cannot be detached by any port state authority or the flag state authority for any deficiency.

9.3	Maintenance

The Vessel has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy, and all repairs made to the Vessel during the last two years and all known scheduled repairs due to be made and all known deficiencies have been disclosed to the Buyer.

9.4	Liens

The Vessel is not (a) under arrest or otherwise detained, (b) other than in the ordinary course of business, in the possession of any person (other than her master and crew) or (c) subject to a possessory lien.

9.5	Safety

The Vessel is supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the laws of the United Kingdom or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations.

9.6	No blacklisting or boycotts

No blacklisting or boycotting of any type has been applied or currently exists against or in respect of the Vessel.

9.7	No options

There are not outstanding any options or other rights to purchase the Vessel other than the option held by the Buyer pursuant to the Omnibus Agreement.

9.8	Insurance

The insurance policies relating to the Vessel are as set forth on Schedule 1 hereto, each of which is in full force and effect and, to the Seller’s knowledge, not subject to being voided or terminated for any reason.

10	COVENANTS PRIOR TO THE CLOSING

10.1	Covenants of the Seller Prior to the Closing

From the Signing Date to the Closing Date, the Seller shall cause the Company to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Seller shall not permit the Company to enter into any contracts or other written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to the Buyer prior to the Signing Date, without the prior consent of the Buyer (such consent not to be unreasonably withheld). In addition, the Seller shall not permit the Company to take any action that would result in any of the conditions to the purchase and sale of the Shares set forth in Clause 6 not being satisfied. Furthermore, the Seller hereby agrees and covenants that it:

a)	shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and to co-operate with the Buyer and others in connection with the foregoing;

b)	shall use its best efforts to obtain the authorisations, consents, orders and approvals of regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the completion of the transactions contemplated by it;

c)	shall co-operate with the Buyer and promptly seek to obtain such authorisations, consents, orders and approvals as may be necessary for the performance of the Parties’ respective obligations pursuant to this Agreement;

d)	shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate the Charter or any other contract prior to the Closing Date without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed;

e)	shall not exercise or permit any exercise of any rights or options contained in the Charter, without the prior written consent of the Buyer, not to be unreasonably withheld or delayed;

f)	shall observe and perform in a timely manner, all of its covenants and obligations under the Charter, the Torill Knutsen Facility and the Swap Agreements, if any, and in the case of a default by another party thereto, it shall forthwith advise the Buyer of such default and shall, if requested by the Buyer, enforce all of its rights under such Charter, the Torill Knutsen Facility or the Swap Agreements, as applicable, in respect of such default;

g)	shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Torill Knutsen Facility and the Swap Agreements; and

h)	shall permit representatives of the Buyer to make, prior to the Closing Date, at the Buyer’s risk and expense, such surveys, tests and inspections of the Vessel as the Buyer may deem desirable, so long as such surveys, tests or inspections do not damage the Vessel or interfere with the activities of the Seller, the Company or the Charterer thereon and so long as the Buyer shall have furnished the Seller with evidence that adequate liability insurance is in full force and effect.

10.2	Covenants of the Buyer Prior to the Closing

The Buyer hereby agrees and covenants that during the period of time after the Signing Date and prior to the Closing Date, the Buyer shall, in respect of the Shares to be transferred on the Closing

Date, take, or cause to be taken, all necessary partnership action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby.

11	TERMINATION

11.1	Termination

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing Date:

a)	by either Party if a breach of any provision of this Agreement has been committed by the other Party, such breach has not been waived and such breach is material to the transactions contemplated hereby, the Business or the assets, financial condition or prospect of the Company;

b)	by either Party if satisfaction of any of the conditions in Clause 6.3 is or becomes impossible and Buyer and Seller have not waived such condition;

c)	by the Buyer if satisfaction of any of the conditions in Clause 6.1 is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition;

d)	by the Seller if satisfaction of any of the conditions in Clause 6.2 is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition;

e)	by the Buyer due to a change having occurred that has resulted or may result in a Material Adverse Effect; or

f)	by mutual written consent of the Seller and the Buyer.

11.2	Rights on termination

If this Agreement is terminated pursuant to Clause 11.1, all further obligations of the Parties pursuant to this Agreement shall terminate without further liability of a Party to the other, provided, however, that the obligations of the Parties contained in Clause 14 (Costs) and Clause 18 (Governing Law and arbitration) shall survive such termination, and further provided, that if this Agreement is terminated by a Party because of the breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

12	INDEMNIFICATION

12.1	Indemnity by the Seller

Subject to Clause 13, following the Closing, the Seller shall be liable for, and shall indemnify, defend and hold harmless the Buyer and its respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against, any Losses, suffered or incurred by such Buyer Indemnitees:

a)	by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller;

b)	subject to Clause 14 (b), any fees, expenses or other payments incurred or owed by the Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transaction contemplated by this Agreement; or

c)	any Losses suffered or incurred by such Buyer Indemnitees in connection with any claim for the repayment of hire or Losses in relation to the Vessel for periods prior to the Closing.

12.2	Indemnity by the Buyer

Following the Closing, the Buyer shall be liable for, and shall indemnify, defend and hold harmless the Seller and its respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) from and against, any Losses, suffered or incurred by such Seller Indemnitees by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer.

12.3	Indemnification procedures with respect to third-party claims

If the Seller or the Buyer, as the case may be (an “Indemnified Party”), shall receive notice of any claim by a third party that is or may be subject to indemnification or compensation from the other Party pursuant to this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the other Party (the “Indemnifying Party”) prompt written notice of such Third-Party Claim and the Indemnifying Party shall, at the Indemnifying Party’s option, have the right to participate in the defence thereof by counsel at the Indemnifying Party’s own cost and expense. If the Indemnifying Party acknowledges within 30 days from such written notice in writing its obligation to indemnify the Indemnified Party against all Losses that may result from such Third-Party Claim, the Indemnifying Party shall be entitled, at the Indemnifying Party’s option, to assume and control the defence of such Third-Party Claim at the Indemnifying Party’s cost and expense and through counsel of the Indemnifying Party’s choice. No such Third-Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, unless the settlement involves only the payment of money by the Indemnifying Party. No Third-Party Claim that is being defended in good faith by the Indemnifying Party shall be settled by the Indemnified Party without the written consent of the Indemnifying Party. The Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any losses resulting from the settlement of Third-Party Claims in violation of the provisions of this Clause 12.3.

13	OMNIBUS AGREEMENT INDEMNIFICATION

Notwithstanding any other provision of this Agreement, the Seller shall be liable for, and shall indemnify, defend and hold harmless the Partnership and any person controlled by the Partnership, including the Buyer, from and against the matters set forth in Article XIII of the Omnibus Agreement, subject to the terms and conditions set forth therein.

The Seller’s indemnification obligations under this Clause 13 shall only be subject to limitations insofar as such limitations follow from Article XIII of the Omnibus Agreement.

14	COSTS

a)	Subject to Clause 14 (b), each party shall pay its own costs and expenses in connection with the preparation for and completion of the transactions contemplated by this Agreement, including but not limited to all fees and expenses of its own representatives, agents, brokers, legal and financial advisers and authorities and no such costs or expenses shall be charged to or paid by, neither directly or indirectly, the Company.

b)	The fees and expenses of AMA Securities Inc. in providing its fairness opinion pursuant to Clause 9.2(b) of the Omnibus Agreement, will be divided equally between the Buyer and the Seller.

15	NOTICES

All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

a)	delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Norway, or the fifth Business Day, if posted to or from a place outside Norway;

b)	delivered by hand, on the day of delivery; or

c)	delivered by fax, on the day of dispatch if supported by a written confirmation from the sender’s fax machine that the message has been properly transmitted.

All such notices and communications shall be addressed as set forth below or to such other addresses as may be given by written notice in accordance with this Clause 15.

If to the Seller:

Knutsen NYK Offshore Tankers AS

Attention: Chairman of the Board

Smedasundet 40, Postboks 2017, 5504 Haugesund, Norway

Fax no.: +47 52 70 40 40

If to the Buyer:

KNOT Shuttle Tankers AS

Attention: Chairman of the Board

Smedasundet 40, Postboks 2017, 5504 Haugesund, Norway

Fax no.: +47 52 70 40 40

16	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties, but shall not be assignable by any of the Parties without the prior written consent of the other Party. The benefit of this Agreement may, however, be assigned by either of the Parties to any group directly or indirectly controlling, controlled by or under common control of the assignor, provided that the assignor shall remain liable for its own debt and for all obligations under this Agreement.

17	MISCELLANEOUS

17.1	Further Assurances

From time to time after the Signing Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and shall do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

17.2	Integration

This Agreement, the Schedules and Appendices hereto and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement, the Schedules and Appendices hereto and the instruments referenced herein contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the Signing Date.

17.3	No Broker’s Fees

No one is entitled to receive any finder’s fee, brokerage or other commission in connection with the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.

18	GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with Norwegian law.

The Parties shall seek to solve through negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof. If the Parties fail to solve such dispute, controversy or claim by a written agreement within 60 days after one of the Parties has requested such negotiations by notice to the other Party, such dispute, controversy or claim shall be finally settled by arbitration in Haugesund in the English language in accordance with the Norwegian Arbitration Act. The arbitration tribunal shall consist of three arbitrators, of which the Buyer shall appoint one arbitrator and the Seller shall appoint one arbitrator. The arbitrators so appointed shall appoint the third arbitrator, who shall be the chairman of the arbitration tribunal. In the event of failure by a Party to appoint its arbitrator within 30 days after the request for arbitration first is given, or the failure by the first two arbitrators to appoint the third arbitrator within 30 days after appointment of the last of the first two arbitrators to be appointed, such arbitrator or arbitrators shall be appointed by the district judge (No: “Sorenskriver”) of Haugesund District Court. Any Party may seek judgement upon any award in any court having jurisdiction, or an application may be made to such court for the judicial acceptance of the award and for an order of enforcement.

Notwithstanding the above, either Party may bring an action in any court of competent jurisdiction (a) for provisional relief pending the outcome of arbitration, including, without limitation, provisional injunctive relief or pre-judgement attachment of assets, or (b) to compel arbitration or enforce any arbitral award. For purposes of any proceeding authorised by this Clause 17, each Party hereby consents to the non-exclusive jurisdiction of Haugesund, Norway.

* * *

This Agreement has been executed in two original copies, of which each Party has retained one copy.

Knutsen NYK Offshore Tankers AS		KNOT Shuttle Tankers AS

By:	/S/ ØYSTEIN MOKSHEIM KALLEKLEV	By:	/S/ KARL GERHARD BRASTEIN DAHL

Name:	Øystein Moksheim Kalleklev	Name:	Karl Gerhard Brastein Dahl

Title:	Chief Financial Officer	Title:	Senior Vice President Board Member

INSURANCES

Schedule 1

Insurance Policies (all quoted values are USD)

Hull & Machinery

Hull	Insured Value:	$145 000 000	Policy Renewal:	04.11.2013
Hull Interest	Insured Value:	$36 250 000	Policy Renewal:	04.11.2013
Freight Interest	Insured Value:	$36 250 000	Policy Renewal:	04.11.2013

Loss of Hire (14-day deductible, 180-day maximum single claim, 180-day maximum sum of all claims paid)

Daily Amount: $ 63 500	Insured Value:	$5 715 000	Policy Renewal:	04.11.2013

P&I Insurance

Gross Tonnage: 80 850	Policy Renewal:	20.02.2014

War Risk

Insured Value:	$217 500 000	Policy Renewal:	01.01.2014

Hull & Machinery

5%	Security through Edge Insurance Brokers (Singapore) PTE. Ltd.

5%	India International Insurances, Singapore
2,75%	Security Through Edge Insurance Brokers (Singapore) Pte. Ltd.
2,75%	Asia Capital Re. Singapore
2,25%	Security through JLJ Maritime S.A
2,25%	Vienna Insurance Group AG

10%	Total

12,5%	Norwegian Hull Club-Gjensidige Assuranseforening, bergen
12,5%	Gard AS, as agent only for Gard M&E Ltd.
2%	Codan Forsikring NUF
10%	Aon London Broking Center
10%	Lloyds Syndicate 1209 XL
5%	Aon London Broking Center
5%	Arch Insurance Comp. (Europe) Ltd.
2,5%	International Insurance Company of Hannover Ltd.
5%	Skuld 1897
3%	Mitsui Sumitomo Insurance Co. Ltd.
5%	Chaucer Underwriting
5%	Lloyds Syndicate 1084 Chaucer
2%	Alandia Insurance Co. Ltd
6,5%	Tokio Marine & Nichido Fire Ins. Co. Ltd.
2,5%	The Swedish Club
5%	Aon Benfield Italia S.p.A
5%	S.I.A.T
2,5%	UNIQA Österreich Versicherungen AG
2%	Markel International Sweden
9%	Aon London Broking Center
9%	Swiss Re International SE, UK Branch
3%	Ingosstrakh Insurance Company Ltd.

90%	Total

100%	Total

Hull Interest/Freight Interest

2,5%	Alandia Insurance Co. Ltd
10%	Aon London Broking Center
10%	Lloyds Syndicate 1209 XL
5%	Aon London Broking Center
5%	Arch Insurance Comp. (Europe) Ltd.
9%	Aon London Broking Center
9%	Swiss Re International SE, UK Branch
2%	Chaucer Underwriting A/S
2%	Lloyds Syndicate 1084 Chaucer
18%	Codan Forsikring NUF
19%	Gard A, as agents only for Gard M&E Ltd.
2,5%	International Insurance Company of Hannover Ltd.
20%	Norwegian Hull Club
3%	Skuld 1897
2,5%	The Swedish Club
6,5%	Tokio Marine & Nichido Fire Ins. Co. Ltd.

100%	Total

Loss of Hire

10%	Codan Forsikring, Norw. Branch of Codan Fors. AS,DK
10%	Försäkringsaktiebolaget Alandia, Mariehamn
25%	Gard AS as Agent Only for Gard M.&e:, bergen
10%	Lloyds Syndicate NO 1897 Skuld
10%	Security Through Mar Risk Services Ltd.
10%	Lloyds Syndicate No. 1209 XL
25%	Norwegian Hull Club, Bergen (20134375)
10%	Tokio Marine & Nichido Fire Ins. Co. Ltd. Tokyo

100%	Total

OR

10%	Codan Forsikring, Norw. Branch of Codan Fors. AS,DK
15%	Försäkringsaktiebolaget Alandia, Mariehamn
22%	Gard AS AS Agent Only for Gard M.&e:, bergen
10%	Lloyds Syndicate NO 1897 Skuld
10%	Security Through Mar Risk Services Ltd.
10%	Lloyds Syndicate No. 1209 XL
3%	Mitsui Sumitomo Insurance Co. Ltd. Tokyo
15%	Norwegian Hull Club, Bergen (20134368)
15%	Tokio Marine & Nichido Fire

100%	Total

War Risk

100%	The Norwegian Shipowners Mutual War Risk Insurance Association

P&I

100%	Skuld

FDD

100%	Nordisk

Schedule 2

ACCOUNTS

[Separate attachment]

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Audited Combined Financial Statements as of and for the Years Ended December 31, 2013 and 2012

Index to Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Audited Combined Financial Statements as of and for the Years Ended December 31, 2013 and 2012

Report of Independent Auditors	2
Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Combined Statement of Operations for the Years Ended December 31, 2013 and 2012	3
Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Combined Balance Sheet as of December 31, 2013 and 2012	4
Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Combined Statement of Owner’s Equity for the Years Ended December 31, 2013 and 2012	5
Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Combined Statement of Cash Flows for the Years Ended December 31, 2013 and 2012	6
Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Notes to Combined Financial Statements as of and for the Years Ended December 31, 2013 and 2012	7

1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of KNOT Offshore Partners LP

We have audited the combined financial statements of Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS, which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of operations, combined statements of owner’s equity and combined statements of cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Knutsen Shuttle Tanker 14 AS and Knutsen Shuttle Tanker 15 AS as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Ernst & Young AS

Bergen, Norway

June 23, 2014

2

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS

Combined Statements of Operations

For the Years Ended December 31, 2013 and 2012

(U.S. Dollars in thousands)

	Year Ended December 31,
	2013	2012
Time charter revenues	$12,451	$—
Total revenues (Notes 2(d), 4, 5, and 13)	12,451	—
Operating expenses: (Note 13)
Vessel operating expenses (Note 2(d))	3,759	1
Depreciation and amortization (Note 9)	3,303	—
General and administrative expenses	100	72

Total operating expenses	7,162	73

Operating income	5,289	(73)

Finance income (expense): (Notes 2(e) and 13)
Interest income	1	1
Interest expense (Notes 6(a), 9(a) and 13)	(2,293)	(2)
Other finance expense (Note 6(b))	(749)	(18)
Net gain (loss) on foreign currency transactions	748	(293)

Total finance expense	(2,293)	(312)

Income (loss) before income taxes	2,996	(385)
Income tax benefit (expense) (Note 12)	—	—

Net income (loss)	$2,996	$(385)

A Statement of Other Comprehensive Income (Loss) has not been presented as there are no items recognized in other comprehensive income (loss).

The accompanying notes are an integral part of these financial statements

3

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS

Combined Balance Sheets

As of December 31, 2013 and 2012

(U.S. Dollars in thousands)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents (Notes 2(f) and 7)	$11,841	$228
Trade accounts receivable, less allowance for doubtful accounts of $0 in 2013 and $0 in 2012	3,777	—
Receivables from owners and affiliates	775	—
Inventories (Note 2(h))	289	—
Other current assets (Notes 2(i) and 8(b))	1,641	1,325

Total current assets	18,323	1,553

Long-term assets:
Vessels and equipment (Notes 2(j), 2(k), 2(l), and 9):
Vessels	287,486	—
Vessels under construction	—	126,663
Less accumulated depreciation and amortization	(3,303)	—

Net property, plant, and equipment	284,183	126,663

Deferred debt issuance cost (Note 2(m))	4,114	4,301

Total assets	$306,620	$132,517

Liabilities and Owner’s Equity
Current liabilities:
Trade accounts payable	$580	$28
Accrued expenses (Note 10)	1,830	584
Current portion of long-term debt (Notes 7 and 11)	19,500	2,438
Prepaid charter and deferred revenue (Note 2(o))	1,487	—
Payables to owners and affiliates	7,065	9,667
Other current liabilities	—	218

Total current liabilities	30,462	12,935

Long-term liabilities:
Long-term debt (Notes 7 and 11)	212,063	73,269
Other long-term liabilities	5,518	—

Total liabilities	248,043	86,204

Commitments and contingencies (Notes 2(p) and 14)
Equity:
Share capital, par value $366.3, 200 shares issued at December 31, 2013 and 2012	73	73
Share premium	43,077	43,077
Other paid in equity	11,229	1,961
Retained earnings	4,198	1,202
Total equity	58,577	46,313

Total liabilities and equity	$306,620	$132,517

The accompanying notes are an integral part of these financial statements.

4

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS

Combined Statements of Owner’s Equity

For the Years Ended December 31, 2013 and 2012

(U.S. Dollars in thousands)

	Share Capital (1)	Share Premium	Other Paid-in Equity	Retained Earnings	Total Equity
Equity as of January 1, 2012	$73	$43,077	$—	$1,587	$44,737
Net loss for the year	—	—	—	(385)	(385)
Group contribution	—	—	1,961	—	1,961
Total equity as of December 31, 2012	73	43,077	1,961	1,202	46,313
Net income for the year	—	—	—	2,996	2,996
Group contribution	—	—	9,268	—	9,268
Total equity as of December 31, 2013	$73	$43,077	$11,229	$4,198	$58,577

(1)	All shares have the same rights in the Companies.

The accompanying notes are an integral part of these financial statements.

5

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS

Combined Statements of Cash Flows

For the Years Ended December 31, 2013 and 2012

(U.S. Dollars in thousands)

	Year Ended December 31,
	2013	2012
Cash flows provided by operating activities:
Net income (loss)	$2,996	$(385)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	3,303	—
Amortization of deferred debt issuance cost	331	—
Unrealized (gain) loss on foreign currency transactions	(345)	346
Other items	7,005	—
Changes in operating assets and liabilities
Decrease (increase) in trade accounts receivable	(3,777)	—
Decrease (increase) in receivables from owner and affiliates	(775)	—
Decrease (increase) in inventories	(289)	—
Decrease (increase) in other current assets	(118)	(397)
Increase (decrease) in trade accounts payable	552	(54)
Increase (decrease) in payable to owners and affiliates	7,065	—
Increase (decrease) in accrued expenses	1,246	365
Increase (decrease) in other liabilities	(218)	218

Net cash provided by operating activities	16,976	93

Cash flows from investing activities:
Disposals (additions) to vessel and equipment	(160,054)	(46,334)

Net cash used in investing activities	(160,054)	(46,334)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	158,294	39,035
Repayment of long-term debt	(2,438)	—
Payments of debt issuance cost	(1,111)	(2,023)
Changes in payables to owners and affiliates	(9,327)	7,343
Contributions from/distribution to owner, net	9,268	1,961

Net cash provided by (used in) financing activities	154,686	46,316

Effect of exchange rate changes on cash	5	(6)
Net increase (decrease) in cash and cash equivalents	11,613	69
Cash and cash equivalents at the beginning of the year	228	159

Cash and cash equivalents at the end of the year	$11,841	$228

The accompanying notes are an integral part of these financial statements.

6

1) Description of Business

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS (hereafter referred as the “Companies”) own the 123,000 DWT Suez-max shuttle tanker, Hilda Knutsen, and the 123,000 DWT Suez-max shuttle tanker, Torill Knutsen, respectively, delivered from Hyundai Heavy Industries (HHI) Shipyard in South Korea on August 5, 2013 and November 4, 2013.

Knutsen Shuttle Tankers 14 AS was established on March 25, 2011 to take ownership of one building contract for one 123,000 DWT Suez-max shuttle tanker, Hilda Knutsen, delivered on August 5, 2013. Knutsen Shuttle Tankers 15 AS was established on June 1, 2011 to take ownership of one building contract for one 123,000 DWT Suez-max shuttle tanker, Torill Knutsen, delivered on November 4, 2013. Both the Hilda Knutsen and the Torill Knutsen (the “Vessels”) are on time-charter contracts to Eni Trading and Shipping S.p.A. (“Eni”), for operation primarily on the Goliat offshore oil field outside northern Norway on a five-year time-charter agreement with five one-year-options. In the case of the charter for the Torill Knutsen, Eni has the option, at any time before May 31, 2016, to extend the charter term to ten years in exchange for a reduction in the hire rate.

The Companies are owned by Knutsen NYK Offshore Tankers AS (“KNOT”), and are operating as an integrated part of KNOT. KNOT is owned 50% by TS Shipping Invest AS (“TSSI”) and 50% by Nippon Yusen Kaisha (“NYK”). Technical and commercial management of the vessels have been subcontracted to Knutsen OAS Shipping AS (“KOAS”) up to July 1, 2012 and thereafter by KNOT Management AS, a 100% owned subsidiary of KNOT. KOAS is controlled 99% by TSSI.

There are no employees in the Companies and daily operation is managed by KNOT Management AS.

2) Summary of Significant Accounting Policies

(a) Basis of Preparation

The combined financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

(b) Reporting Currency

The combined financial statements are prepared in the reporting currency of U.S. Dollars. The functional currency of the Companies is the U.S. Dollar, because both entities operate in the international shipping market all revenues are U.S. Dollars denominated and the majority of the expenditures are made in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. As of the balance sheet dates, monetary assets and liabilities that are denominated in currencies other than the U.S. Dollar are translated to reflect the year-end exchange rates. Resulting gains and losses are reflected separately in the accompanying combined statements of operations.

(c) Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives and impairment of Vessels, drydocking, and income taxes.

(d) Revenues and Operating Expenses

The Companies recognize revenues from time charters as operating leases on a straight-line basis over the term of the charter, net of any commissions. Under time charters, revenue is not recognized during days the Vessel is off-hire. Revenue is recognized from delivery of the Vessel to the charterer, until the end of the contract period. Under time charters, the Companies are responsible for providing the crewing and other services related to the Vessel’s operations, the cost of which is included in the daily hire rate, except when off-hire. Fees received from customers for customized equipment are deferred and recognized over the contract period. The Companies recognize revenues from spot contracts as voyage revenues using the percentage of completion method on a discharge-to-discharge basis.

Voyage expenses are all expenses unique to a particular voyage, including bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls and agency fees. Voyage expenses are paid by the customer under time charters.

Vessel operating expenses include crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses. Vessel operating expenses are paid by the Companies for time charters and during off-hire and are recognized when incurred.

As further discussed in Note 13—Related Party Transactions, related parties have provided the management services for the Vessels and employ the crews that work on the Vessels. The Companies have no direct employees and, accordingly, are not liable for any pension or post-retirement benefits.

(e) Financial Income (Expense)

Interest expenses incurred on the Companies’ debt incurred during the construction of the Vessels exceeding one year are capitalized during the construction period.

7

(f) Cash and Cash Equivalents

The Companies consider all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

(g) Trade Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Under terms of the current time charters, the customers are committed to pay for the full month’s charter the first day of each month. See Note 2(o) —Summary of Significant Accounting Policies: Prepaid Charter and Deferred Revenue. The allowance for doubtful accounts is the Companies’ best estimate of the amount of probable credit losses in existing accounts receivable. The Companies establish provisions for doubtful accounts on a case-by-case basis when it is unlikely that required payments of specific amounts will occur. In establishing these provisions, the Companies consider the financial condition of the customer as well as specific circumstances related to the receivable. Receivable amounts determined to be unrecoverable are written-off. There were no provisions as allowance for doubtful accounts or amounts written-off against the allowance for doubtful accounts as of December 31, 2013 and 2012. The Companies do not have any off-balance-sheet credit exposure related to their customers.

(h) Inventories

Inventories, which are comprised principally of lubricating oils, are stated at the lower of cost or market. For vessels on time charters, there are no bunkers, as the charterer supplies the bunkers, which principally consist of fuel oil. Cost is determined using the first-in, first-out method for all inventories.

(i) Other Current Assets

Other current assets principally consist of prepaid expenses, the current portion of deferred cost and other receivables.

(j) Vessels and Equipment

Vessels and equipment are stated at the historical acquisition or construction cost, including capitalized interest, supervision and technical and delivery cost, net of accumulated depreciation and impairment loss, if any. Expenditures for subsequent conversions and major improvements are capitalized, provided that such costs increase the earnings capacity or improve the efficiency or safety of the vessels.

Generally, the Companies drydock each vessel every 60 months until the vessel is 15 years old and every 30 months thereafter, as required for the renewal of certifications issued by classification societies. For vessels operating on time charters, the Companies capitalize the costs directly associated with the classification and regulatory requirements for inspection of the vessels, major repairs and improvements incurred during drydocking. Drydock cost is amortized on a straight-line basis over the period until the next planned drydocking takes place. The Companies expense costs related to routine repairs and maintenance performed during drydocking or as otherwise incurred. For vessels that are newly built or acquired, an element of the cost of the vessel is initially allocated to a drydock component and amortized on a straight-line basis over the period until the next planned drydocking. When significant drydocking expenditures occur prior to the expiration of this period, the Companies expense the remaining unamortized balance of the original drydocking cost in the month of the subsequent drydocking. For vessels operating on bareboat charters, the charter party bears the cost of any drydocking.

Depreciation on vessels and equipment is calculated on a straight-line basis over the asset’s estimated useful life, less an estimated residual value, as follows:

Useful Life
Hull	25 years
Anchor-handling, loading and unloading equipment	25 years
Main/auxiliary engine	25 years
Thruster, dynamic positioning systems, cranes and other equipment	25 years
Drydock costs	2.5–5 years

A Vessel is depreciated to its estimated residual value, which is calculated based on the weight of the ship and estimated steel price. Any cost related to the disposal is deducted from the residual value.

(k) Capitalized Interest

Interest expense incurred on the Companies’ debt during the construction of the Vessels exceeding one year is capitalized during the construction period.

(l) Impairment of Long-Lived Assets

Vessels and equipment, vessels under construction and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Companies first compare undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

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(m) Debt Issuance Costs

Debt issuance costs, including fees, commissions and legal expenses, are deferred. Debt issuance costs of term loans are amortized over the term of the relevant loan. Amortization of debt issuance costs is included in interest expense.

(n) Income Taxes

The tax expense in the income statement includes both tax payable and changes in deferred tax. Deferred tax is calculated at 28% on the basis of temporary differences between accounting and tax values and tax loss carried forward at the year end. Tax increasing and tax reducing temporary differences which reverse or may be reversed in the same period are assessed and netted. The Companies are subject to the Norwegian Tonnage Tax regime (“the tonnage tax regime”). Under the tonnage tax regime, the tax is based on the tonnage of the vessel and the operating income is tax free. The net financial income and expense remains taxable as ordinary income tax for entities subject to the tonnage tax regime. Tonnage tax is classified as an operating expense. To be within the scheme the Companies should meet certain requirements, such as only ownership of ship/ shares in the shipping companies, and only own certain types of financial assets.

(o) Prepaid Charter and Deferred Revenue

Under terms of the time charters, the customer pays for the month’s charter the first day of each month and that is recorded as prepaid charter revenues. Deferred revenues for fees received from customers for customized equipment are classified as prepaid charter and deferred revenue for the current portion and as other long-term liabilities for the non-current portion.

(p) Commitments, Contingencies and Insurance Proceeds

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. See Note 14—Commitments and Contingencies.

Insurance claims for property damage for recoveries up to the amount of loss recognized are recorded when the claims submitted to insurance carriers are probable of recovery. Claims for property damage in excess of the loss recognized and for loss off-hire are considered gain contingencies, which are generally recognized when the proceeds are received.

(q) Fair Value Measurements

The Companies utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Companies determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

(r) Recently Issued Accounting Standards

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, Fair Value measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The new standards do not extend the use of fair value but, rather, provide guidance about how fair value should be applied where it already is required or permitted under International Financial Reporting Standards (“IFRS”) or U.S. GAAP. For U.S. GAAP, most of the changes are clarifications of existing guidance or wording changes to align with IFRS. A public entity is required to apply ASC 2011-04 prospectively for interim and annual periods beginning after December 5, 2011. The adoption of ASU 2011-04 did not have a material impact on the Companies’ combined financial statements.

In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”). ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of financial statements to understand the effect of those arrangements on its financial position, and to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under IFRS. The new standards are effective for annual periods beginning January 1, 2013, and interim periods within those annual periods. Retrospective application is required. The Companies adopted the provisions of ASU 2011-11 as of January 1, 2013. The adoption of ASU 2011-11 did not have a material impact on the Companies’ combined financial statements.

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In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02 requires reporting and disclosure about changes in accumulated other comprehensive income (“AOCI”) balances and reclassifications out of AOCI. For public companies, the ASU is effective prospectively for fiscal years and interim periods within those years beginning after December 15, 2012. The adoption of ASU 2013-02 did not have a material impact on the Companies’ combined financial statements.

There are no recent accounting pronouncements issued whose adoption would have a material impact on the Companies’ financial statements in the current year or are expected to have a material impact on future years.

3) Significant Risks and Uncertainties Including Business and Credit Concentrations

Each of the Vessels is currently employed under long-term fixed charters, which mitigates earnings risk. The Companies’ operational results are dependent on the worldwide market for shuttle tankers and timing of entrance into long-term charters. Market conditions for shipping activities are typically volatile, and, as a consequence, the hire rates may vary from year to year. The market is mainly dependent upon two factors: the supply of vessels and the overall growth in the world economy. The general supply of vessels is a combination of newbuilds, demolition activity of older vessels and legislation that limits the use of older vessels or new standards for vessels used in specific trades.

The Companies did not incur any loss relating to their customers during the years ended December 31, 2013, and 2012.

The following table presents revenues and percentage of combined revenues for customers that accounted for more than 10% of the combined revenues during the years ended December 31, 2013, and 2012.

	Year Ended December 31,
(U.S. Dollars in thousands)	2013		2012
Eni Trading and Shipping S.p.A	$12,451	100%	$—	0%

The Companies have financial assets that expose them to credit risk arising from possible default by a counterparty. The Companies consider their counterparties to be creditworthy financial institutions and do not expect any significant loss to result from non-performance by such counterparties. The maximum loss due to credit risk that the Companies would incur if counterparties failed completely to perform would be the carrying value of cash and cash equivalents and trade accounts receivable. The Companies, in the normal course of business, do not demand collateral from their counterparties.

4) Operating Leases

The time charters of the vessels with third parties are accounted for as operating leases. The minimum contractual future revenues to be received from time charters as of December 31, 2013, were as follows:

(U.S. Dollars in thousands)
2014	$44,472
2015	44,472
2016	44,472
2017	44,472
2018	32,188
2019 and thereafter	0

Total	$210,076

•	Knutsen Shuttle Tanker 14 AS owns the vessel, Hilda Knutsen, a shuttle tanker built in 2013 that is currently operating under a time charter that expires in August 2018, with Eni, with five one-year-options to extend until August 2023.

•	Knutsen Shuttle Tanker 15 AS owns the vessel, Torill Knutsen, a shuttle tanker built in 2013 that is currently operating under a time charter that expires in November 2018, with Eni, with five one-year-options to extend until November 2023. In the case of the charter for the Torill Knutsen, Eni has the option, at any time before May 31, 2016, extend the charter term to ten years in exchange for a reduction in the hire rate.

5) Segment Information

The Companies have not presented segment information as they consider their operations to occur in one reportable segment, the shuttle tanker market. In time charters, the charterer, not the Companies, controls the choice of which trading areas the vessel will serve. Accordingly, the Companies’ management, including the chief operating decision makers, does not evaluate performance according to geographical region.

During 2013, the vessels operated under two charters. See Note 3—Significant Risks and Uncertainties Including Business and Credit Concentrations for revenues from customers accounting for over 10% of the combined revenue. In both time charters, the charterer controls the choice of which trading areas the Vessels will serve. Accordingly, the Companies’ management, including the chief decision makers, do not evaluate performance according to geographical region.

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6) Finance Income (Expense)

(a) Interest Expense

A reconciliation of total interest cost to interest expense as reported in the statement of operations for the years ended December 31, 2013 and 2012 is as follows:

(U.S. Dollars in thousands)	2013	2012
Interest cost capitalized	$2,762	$2,557
Interest expense	2,293	2

Total interest cost	$5,055	$2,559

(b) Other Finance Expense

The following table presents the other finance expense for the years ended December 31, 2013 and 2012:

(U.S. Dollars in thousands)	2013	2012
Bank fees, charges and external guarantee costs	$76	$18
Related party guarantee commission	673	—

Total other finance expense	$749	$18

7) Fair Value Measurements

(a) Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Companies’ financial instruments as of December 31, 2013 and 2012. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

	December 31, 2013		December 31, 2012
(U.S. Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$11,841	$11,841	$228	$228
Financial liabilities:
Long-term debt, current and non-current	231,563	232,894	75,707	74,162

The carrying amounts shown in the table above are included in the Companies’ balance sheets under the indicated captions. The carrying value of trade accounts receivable, trade accounts payable and receivables/payables to owners and affiliates approximate their fair value.

The fair values of the financial instruments shown in the above table as of December 31, 2013 and 2012 represent the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Companies’ own judgment about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Companies based on the best information available in the circumstances, including expected cash flows, appropriately risk-adjusted discount rates and available observable and unobservable inputs.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•	Cash and cash equivalents: The fair value of the Companies’ cash balances approximates the carrying amounts due to the current nature of the amounts.

•	Long-term debt: With respect to long-term debt measurements, the Companies use market interest rates and adjust that rate for all necessary risks, including its own credit risk. In determining an appropriate spread to reflect its credit standing, the Companies considered interest rates currently offered to KNOT for similar debt instruments of comparable maturities by KNOT’s and the Companies’ bankers as well as other banks that regularly compete to provide financing to the Companies.

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(b) Fair Value Hierarchy

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis (including items that are required to be measured at fair value or for which fair value is required to be disclosed) as of December 31, 2013 and 2012:

		Fair Value Measurements at Reporting Date Using
(U.S. Dollars in thousands)	December 31, 2013	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$11,841	$11,841	$—	$—
Financial liabilities:
Long-term debt, current and non-current	232,894	—	232,894	—

		Fair Value Measurements at Reporting Date Using
(U.S. Dollars in thousands)	December 31, 2012	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$228	$228	$—	$—
Financial liabilities:
Long-term debt, current and non-current	74,162	—	74,162	—

The Companies’ accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of Level 1, Level 2 or Level 3 as of December 31, 2013 and 2012.

8) Trade Accounts Receivables

(a) Trade Accounts Receivables

Trade accounts receivable are presented net of provisions for doubtful accounts. As of December 31, 2013 and 2012, there was no provision for doubtful accounts.

(b) Other Current Assets

Other current assets consist of the following:

	Year Ended December 31,
(U.S. Dollars in thousands)	2013	2012
Refund of value added tax	$88	$206
Prepaid expenses	43	—
Current portion of deferred debt issuance cost	1,120	923
Other receivable	390	196

Total other current assets	$1,641	$1,325

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9) Vessels and Equipment

(U.S. Dollars in thousands)	Vessel & equipment	Vessel under construction	Accumulated depreciation	Net vessels
Balance December 31, 2011	$—	$79,533	$—	$79,533

Additions	—	47,130	—	47,130
Drydock costs	—	—	—	—
Transfer from vessels under construction	—	—	—	—
Disposal	—	—	—	—
Depreciation	—	—	—	—

Balance December 31, 2012	$—	$126,663	$—	$126,663

Additions	—	155,823	—	155,823
Drydock costs	5,000	—	—	5,000
Transfer from vessels under construction	282,486	(282,486)	—	—
Disposal	—	—	—	—
Depreciation	—	—	(3,303)	(3,303)

Balance December 31, 2013	$287,486	—	$(3,303)	$284,183

As of December 31, 2013 and 2012, Vessels with a book value of $ 287.5 million and $ 126.7 million, respectively, are pledged as security held as a guarantee for the Companies’ long-term debt. See Note 11—Long-Term Debt.

Drydocking activity for the years ended December 31, 2013 and 2012 is summarized as follows:

	Year Ended December 31,
(U.S. Dollars in thousands)	2013	2012
Balance at the beginning of the year	$—	$—
Costs incurred for drydocking	5,000	—
Drydock amortization	(291)	—

Balance at the end of the year	$4,709	$—

10) Accrued Expenses

The following table presents accrued expenses as of December 31, 2013 and 2012:

	Year Ended December 31,
(U.S. Dollars in thousands)	2013	2012
Operating expenses	$670	$163
Interest expenses	1,160	421

Total accrued expenses	$1,830	$584

11) Long-Term Debt

Long-term debt as of December 31, 2013 and 2012 consisted of following:

(U.S. Dollars in thousands)	Vessel	December 31, 2013	December 31, 2012
$117 million Loan facility	Hilda Knutsen	$114,563	$44,359
$117 million Loan facility	Torill Knutsen	117,000	31,348

Total long-term debt		231,563	75,707
Less current installments		19,500	2,438

Long-term debt, excluding current		$212,063	$73,269

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Hilda Facility

The $117 million secured loan facility (the “Hilda Facility”) is repayable in quarterly installments over five years with a final balloon payment due at maturity in August 2018. The Hilda Facility bears interest at LIBOR plus a fixed margin of 2.5%.

The Hilda Knutsen , assignments of earnings, charterparty contracts and insurance proceeds are pledged as collateral for the Hilda Facility. KNOT is the sole guarantor.

The Hilda Facility contains the following financial covenants:

•	Market value of the Hilda Knutsen to be no less than 100% of the outstanding balance under the Hilda Facility for the first 4 years and 125% for the 5th year;

•	Positive working capital of the borrower and of KNOT and its subsidiaries on a consolidated basis (“KNOT Group”);

•	Minimum liquidity of (i) $2 million for the borrower; (ii) $25 million for the guarantor, and (iii) 4% of interest bearing debt for the KNOT Group;

•	Minimum book equity ratio for the KNOT Group of 22.5 % until December 31, 2014, and thereafter 25%; and

•	EBITDA must exceed interest payable, any amounts payable for the interest rate swaps and debt installments for the KNOT Group calculated on a four quarter rolling basis.

The Hilda Facility also identifies various events that may trigger mandatory reduction, prepayment and cancellation of the facility, including total loss or sale of a vessel and customary events of default.

The borrower and the guarantor were in compliance with all covenants as of December 31, 2013. However, as of December 31, 2012, a waiver was obtained for the Hilda Facility for KNOT Group’s compliance with the EBITDA covenant for all interim and annual periods from December 31, 2011 to January 31, 2014. In addition, the minimum book equity ratio for the KNOT Group was reduced from 22.5% to 19% for all interim and annual periods starting December 31, 2012 to January 31, 2014. Except for the EBITDA covenant covered by the waiver, the borrower, the guarantor and KNOT Group were in compliance with all covenants, as amended, as of December 31, 2012.

Torill Facility

The $117 million secured loan facility (the “Torill Facility”) is repayable in quarterly installments over five years with a final balloon payment due at maturity in November 2018. The Torill Facility bears interest at LIBOR plus a fixed margin of 2.75%.

The Torill Knutsen, assignments of earnings, charterparty contracts and insurance proceeds are pledged as collateral for the Hilda Facility. Knutsen NYK Offshore Tankers AS is the sole guarantor.

The Torill Facility contains the following financial covenants:

•	Market value of the Torill Knutsen to be no less than 100% of the outstanding balance under the Torill Facility for the first 4 years and 125% for the 5th year;

•	Positive working capital of the borrower and KNOT Group;

•	Minimum liquidity of (i) $2 million for the borrower; (ii) $25 million for the guarantor, and (iii) 4% of interest bearing debt for the KNOT Group;

•	Minimum book equity ratio for the KNOT Group of 22.5 % until December 31, 2014, and thereafter 25%; and

•	EBITDA must exceed interest payable, any amounts payable for the interest rate swaps and debt installments for the KNOT Group calculated on a four quarter rolling basis.

The Torill Facility also identifies various events that may trigger mandatory reduction, prepayment and cancellation of the facility, including total loss or sale of a vessel and customary events of default.

The borrower and the guarantor were in compliance with all covenants as of December 31, 2013. However, as of December 31, 2012, a waiver was obtained for the Torill Facility for KNOT Group’s compliance with the EBITDA covenant for all interim and annual periods from December 31, 2011 to January 31, 2014. In addition, the minimum book equity ratio for the KNOT Group was reduced from 22.5% to 19% for all interim and annual periods starting December 31, 2012 to January 31, 2014. Except for the EBITDA covenant covered by the waiver, the borrower, the guarantor and KNOT Group were in compliance with all covenants, as amended, as of December 31, 2012.

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The total outstanding debt as of December 31, 2013 is repayable as follows:

(US $ in thousands)
2014	$19,500
2015	19,500
2016	19,500
2017	19,500
2018 and thereafter	153,563
Total	$231,563

12) Income Taxes

Components of Current and Deferred Tax Expense (Benefit)

The Companies are subject to the Norwegian Tonnage Tax regime (“the tonnage tax regime”). Under the tonnage tax regime, the tax is based on the tonnage of the vessel and the operating income is tax free. The net financial income and expense remains taxable as ordinary income tax for entities subject to the tonnage tax regime. Tonnage tax is classified as an operating expense. Tonnage tax amounted to $13,000 in 2013 and $0.0 in 2012.

	Year Ended December 31,
(US $ in thousands)	2013	2012
Income (loss) before income taxes	$2,996	$(385)
Income tax expense (benefit)	—	—
Effective tax rate	0%	0%

A valuation allowance for deferred tax assets is recorded when it is more likely than not that some of or all of the benefit from the deferred tax asset will not be realized. The valuation allowances relate to the financial loss carry forwards and other deferred tax assets for tonnage tax that, in the judgment of the Companies, are more-likely-than not to be realized reflecting the Companies’ cumulative loss position for tonnage tax. In assessing the realizability of deferred tax assets, the Companies consider whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized taking into account all the positive and negative evidence available, and there is no deferred tax assets recognized as of December 31, 2013 and December 31, 2012.

The financial loss carry forwards for tonnage tax have no expiration dates.

The Companies’ Norwegian income tax returns are subject to examination by Norwegian tax authorities going back ten years from 2013. The Companies had no unrecognized tax benefits as of December 31, 2013 and 2012. During the years ended December 31, 2013 and 2012, the Companies did not incur any interest or penalties on its tax regime.

13) Related Party Transactions

(a) Related Parties

The Companies are owned 100% by KNOT. KNOT is owned 50% by TSSI and 50% by NYK. TSSI also controls 99% of KOAS, which subcontracts services to Knutsen OAS Management AS, which served as the vessel management companies for KNOT and its subsidiaries until June 30, 2012. As of July 1, 2012, KNOT Management AS, a 100% owned subsidiary of KNOT, assumed responsibility for the commercial and technical management of the Vessels.

The Companies have been charged by KNOT, KOAS and TSSI for commercial services related to the charters, technical and operational support related to the operation of the Vessels, certain administrative costs and finance fees, as well as fees for shipyard supervision for the Vessels under construction. The amounts of such costs and expenses included in the combined statements of operations for the years ended December 31, 2013, and 2012 are as follows:

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	Years Ended December 31,
(U.S. Dollars in thousands)	2013	2012
Statements of operations:
Time charter revenues:
Commercial commission fee from KNOT to Vessels (1)	$154	$—
Operating expenses:
Technical and operational management fee from KOAS and KNOT to Vessels (2)	244	—
General and administrative expenses:
Administration fee from KNOT (3)	60	61
Accounting service fee from KNOT (4)	7	7
Finance expense:
Interest expense charged from KNOT (5)	86	—
Guarantee commission from KNOT to Vessels (6)	673	—

Total	$1,224	$68

	Years Ended December 31,
(U.S. Dollars in thousands)	2013	2012
Balance sheets:
Vessels:
New building supervision fee from KOAS to Vessels (7)	$2,350	$2,500
Licensing of technology fees from TSSI to Vessels (8)	1,080	2,520
Interest capitalized charged from KNOT to subsidiaries (9)	395	491

Total	$3,825	$5,511

(1)	Commercial commission fee from KNOT to Vessels: KNOT provides commercial services related to negotiating and maintaining the charters. KNOT invoices a fixed percentage of revenue as a commercial commission fee for these services.
(2)	Technical and operational management fee from KOAS and KNOT to Vessels: KOAS and KNOT provides technical and operational management of the vessels on time charter including crewing, purchasing, maintenance and other operational, bookkeeping and administrative support.
(3)	Administration fee from KNOT: Administration costs include the compensation and benefits of KNOT management and administrative staff as well as other general and administration expenses. Net administration costs are total administration cost plus a 5% margin, reduced for the total fees for services delivered by the administration staffs (the accounting service fees (see (4) below), the financing service fees (see (6) below) and the estimated shareholder costs for KNOT that have not been allocated. As such, the level of net administration costs as a basis for the allocation can vary from year to year based on the administration and financing services offered by KNOT to all the vessels in its fleet each year.
(4)	Accounting service fee from KNOT: KNOT invoiced each subsidiary a fixed fee for the preparation of the statutory financial statements.
(5)	Interest expense charged from, interest income charged to KNOT: KNOT invoiced interest expense (income) for any outstanding payables to (receivable from) owners and affiliates to the vessel-owning subsidiaries. Interest expense has been allocated based upon the allocated payables to owners and affiliates and the historical interest rates charged.
(6)	Guarantee commission from KNOT to Vessels: KNOT was a guarantor for the Companies’ loan facilities (see Note 11—Long-term Debt and Note 13(b)—Related Party Transactions: Guarantees). KNOT invoiced an annual commission to each of the Vessels as a fixed percentage of the outstanding balance as compensation for the guarantee.
(7)	New building supervision fee from KOAS to Vessels: KOAS charges a fixed fee for supervision of each vessel under construction that is invoiced on a straight-line basis over the period of construction. Such fees, along with direct and incremental supervision costs incurred, are capitalized as part of the Vessels under construction.
(8)	Knutsen Ballast Water Treatment installation from TSSI to Vessel: TSSI has developed Knutsen ballast water treatment technology and the system was installed during the construction and all cost is capitalized as part of the Vessels under construction.
(9)	Interest capitalized charged from KNOT to Vessels: KNOT invoiced interest expense for outstanding payables to owners and affiliates to the vessel owning subsidiaries as explained in (5) above. Such interest expense is capitalized for qualifying Vessels under construction.

(b) Guarantees

As of December 31, 2013 and 2012, KNOT is guarantor for the Hilda Facility and Torill Facility.

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(c) Transaction with Management

The Companies had no personnel during 2013 and 2012. There has been no direct remuneration to any members of the Board of Directors of KNOT. Trygve Seglem, the President and CEO of KNOT has received $474,000 and $427,000, respectively in salary from KNOT Management AS during 2013 and 2012. He also controls Seglem Holding AS, which has a 100% equity interest of TSSI, which controls KOAS. TSSI owns 50% in KNOT. Trygve Seglem owns 70% of the equity interests in Seglem Holding AS, and each of his daughters, Synnøve Seglem and Jorunn Seglem, each own 15% of the equity interests.

In 2013 and 2012, all remuneration and cost related to the members of the Board of Directors of KNOT was paid directly by the respective owners of KNOT.

NYK, which own 50% of KNOT, has management and administrative personnel on secondment to KNOT starting in March 2011. The cost for such services was $1.3 million in 2013 and $639,000 in 2012. NYK has no other related party transactions with KNOT apart from interest income on financing offered to KNOT.

See this Note 13 – Related Party Transactions Items 3 and 4 for discussion of the allocation principles for KNOT’s administrative costs, including management and administrative staff, included in the combined statements of operations for the two entities.

(d) Amounts Due from (to) Related Parties

Balances with related parties consisted of the following:

(U.S. Dollars in thousands)	At December 31, 2013	At December 31, 2012
Balance Sheets:
Trading balances due from KNOT and affiliates	$775	$—

Amount due from related parties	$775	$—

Trading balances due to KOAS	$143	$—
Trading balances due to KNOT and affiliates	6,922	9,667

Amount due to related parties	$7,065	$9,667

Amounts due from (to) related parties are unsecured and intended to be settled in the ordinary course of business. They primarily relate to vessel management and other fees due to KNOT and KOAS.

14) Commitments and Contingencies

Assets Pledged

As of December 31, 2013 and 2012, Vessels with a book value of $ 287.5 million and $ 126.7 million, respectively, were pledged as security held as guarantee for the Companies’ long-term debt obligations. See Note 11—Long-Term Debt.

Insurance

The Companies maintain insurance to insure against marine and war risks, which include damage to or total loss of the Vessels, subject to deductible amounts that average $0.150 million per Vessel, and loss of hire.

Under the loss of hire policies, the insurer will pay a compensation for the lost hire rate agreed in respect of each Vessel for each day, in excess of 14 deductible days, for the time that the Vessel is out of service as a result of damage, for a maximum of 180 days. In addition, the Companies maintain protection and indemnity insurance, which covers third-party legal liabilities arising in connection with the Vessels’ activities, including, among other things, the injury or death of third-party persons, loss or damage to cargo, claims arising from collisions with other vessels and other damage to other third-party property, including pollution arising from oil or other substances. This insurance is unlimited, except for pollution, which is limited to $1 billion per vessel per incident. The protection and indemnity insurance is maintained through a protection and indemnity association, and as a member of the association, the Companies may be required to pay amounts above budgeted premiums if the member claims exceed association reserves, subject to certain reinsured amounts. If the Companies experience multiple claims each with individual deductibles, losses due to risks that are not insured or claims for insured risks that are not paid, it could have a material adverse effect on the Companies’ results of operations and financial condition.

17

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Unaudited Combined Financial Statements as of

March 31, 2014 and for the Three Months Ended March 31, 2014 and 2013

Index to Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Unaudited Combined Financial Statements as of

March 31, 2014 and for the Three Months Ended March 31, 2014 and 2013

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Unaudited Combined Statement of Operations for the Three Months Ended March 31, 2014 and 2013	2
Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Unaudited Combined Balance Sheets as of March 31, 2014 and December 31, 2013	3
Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Unaudited Combined Statements of Owner’s Equity for the Three Months Ended March 31, 2014 and 2013	4
Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Unaudited Combined Statements of Cash Flows for the Three Months Ended March 31, 2014 and 2013	5
Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS Notes to Unaudited Combined Financial Statements as of March 31, 2014 and for the Three Months Ended March 31, 2014 and 2013	6

1

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS

Unaudited Combined Statement of Operations

For the Three Months Ended March 31, 2014 and 2013

(U.S. Dollars in thousands)

	Three Months Ended March 31,
	2014	2013
Time charter revenues	$11,372	$—
Total revenues (Notes 2(d), 4, 5, and 14)	11,372	—
Operating expenses: (Note 14)
Vessel operating expenses (Note 2(d))	2,675	—
Depreciation and amortization (Note 10)	2,835	—
General and administrative expenses	45	25

Total operating expenses	5,555	25

Operating income	5,817	(25)

Finance income (expense): (Notes 2(e) and 14)
Interest income	15	—
Interest expense (Notes 6(a) and 14)	(1,979)	—
Other finance expense (Note 6(b))	(281)	(148)
Realized and unrealized gain (loss) on derivative instruments (Note 7)	632	—
Net gain (loss) on foreign currency transactions	(31)	486

Total finance expense	(1,644)	338

Income (loss) before income taxes	4,173	313
Income tax benefit (expense) (Note 13)	—	—

Net income (loss)	$4,173	$313

A Statement of Other Comprehensive Income has not been presented as there are no items recognized in other comprehensive income.

The accompanying notes are an integral part of these financial statements.

2

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS

Unaudited Combined Balance Sheets

As of March 31, 2014 and December 31, 2013

(U.S. Dollars in thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents (Notes 2(f) and 8)	$6,860	$11,841
Trade accounts receivable, less allowance for doubtful accounts of $0 in March 31, 2014 and December 31, 2013	—	3,777
Receivables from owners and affiliates	3,331	775
Inventories (Note 2(h))	260	289
Other current assets (Notes 2(i) and 9(b))	2,409	1,641

Total current assets	12,860	18,323

Long-term assets:
Vessels and equipment (Notes 2(j), 2(k), 2(l), and 10):
Vessels	287,607	287,486
Vessels under construction	—	—
Less accumulated depreciation and amortization	(6,138)	(3,303)

Net property, plant, and equipment	281,469	284,183

Deferred debt issuance cost (Note 2(m))	3,885	4,114
Derivative assets (Notes 7 and 8)	1,550	—

Total assets	$299,764	$306,620

Liabilities and Owner’s Equity
Current liabilities:
Trade accounts payable	$474	$580
Accrued expenses (Note 11)	1,735	1,830
Current portion of long-term debt (Notes 8 and 12)	19,500	19,500
Derivative liabilities (Notes 7 and 8)	918	—
Prepaid charter and deferred revenue (Note 2(p))	1,487	1,487
Payables to owners and affiliates	568	7,065
Other current liabilities	—	—

Total current liabilities	24,682	30,462

Long-term liabilities:
Long-term debt (Notes 8 and 12)	207,188	212,063
Other long-term liabilities	5,144	5,518

Total liabilities	237,014	248,043

Commitments and contingencies (Notes 2(q) and 15)
Equity:
Share capital, par value $366.3, 200 shares issued at March 31, 2014 and December 31, 2013	73	73
Share premium	43,077	43,077
Other paid in equity	11,229	11,229
Retained earnings	8,371	4,198
Total equity	62,750	58,577

Total liabilities and equity	$299,764	$306,620

The accompanying notes are an integral part of these financial statements.

3

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS

Unaudited Combined Statement of Owner’s Equity

For the Three Months Ended March 31, 2014 and 2013

(U.S. Dollars in thousands)

	Share Capital (1)	Share Premium	Other Paid-in Equity	Retained Earnings	Total Equity
Total equity as of December 31, 2012	$73	$43,077	$1,961	$1,202	$46,313
Net income for the period	—	—	—	313	313
Group contribution	—	—	—	—	—
Total equity as of March 31, 2013	$73	$43,077	$1,961	$1,515	$46,626

	Share Capital (1)	Share Premium	Other Paid-in Equity	Retained Earnings	Total Equity
Total equity as of December 31, 2013	$73	$43,077	$11,229	$4,198	$58,577
Net income for the period	—	—	—	4,173	4,173
Group contribution	—	—	—	—	—
Total equity as of March 31, 2014	$73	$43,077	$11,229	$8,371	$62,750

(1)	All shares have the same rights in the Companies.

The accompanying notes are an integral part of these financial statements.

4

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS

Unaudited Combined Statement of Cash Flows

For the Three Months Ended 31, 2014 and 2013

(U.S. Dollars in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows provided by operating activities:
Net income (loss)	$4,173	$313
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	2,835	—
Amortization of deferred debt issuance cost	284	—
Unrealized (gain) loss on derivative instruments	(632)
Unrealized (gain) loss on foreign currency transactions	5	(491)
Other items	(374)	—
Changes in operating assets and liabilities
Decrease (increase) in trade accounts receivable	3,777	—
Decrease (increase) in receivables from owner and affiliates	(2,556)	—
Decrease (increase) in inventories	29	—
Decrease (increase) in other current assets	(749)	214
Increase (decrease) in trade accounts payable	(106)	915
Increase (decrease) in payable to owners and affiliates	(6,497)	—
Increase (decrease) in accrued expenses	(95)	1,864
Increase (decrease) in other liabilities	—	(26)

Net cash provided by operating activities	94	2,789

Cash flows from investing activities:
Disposals (additions) to vessel and equipment	(121)	(18,157)

Net cash used in investing activities	(121)	(18,157)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	13,012
Repayment of long-term debt	(4,875)	—
Payments of debt issuance cost	(74)	(472)
Changes in payables to owners and affiliates	—	2,893

Net cash provided by (used in) financing activities	(4,949)	15,433

Effect of exchange rate changes on cash	(5)	3
Net increase (decrease) in cash and cash equivalents	(4,981)	68
Cash and cash equivalents at the beginning of the year	11,841	228

Cash and cash equivalents at the end of the year	$6,860	$296

The accompanying notes are an integral part of these financial statements.

5

1) Description of Business

Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS (hereafter referred as the “Companies”) own the 123,000 DWT Suez-max shuttle tanker, Hilda Knutsen, and the 123,000 DWT Suez-max shuttle tanker, Torill Knutsen, respectively, delivered from Hyundai Heavy Industries (HHI) Shipyard in South Korea on August 5, 2013 and November 4, 2013.

Knutsen Shuttle Tankers 14 AS was established on March 25, 2011 to take ownership of one building contract for one 123,000 DWT Suez-max shuttle tanker, Hilda Knutsen, delivered on August 5, 2013. Knutsen Shuttle Tankers 15 AS was established on June 1, 2011 to take ownership of one building contract for one 123,000 DWT Suez-max shuttle tanker, Torill Knutsen, delivered on November 4, 2013. Both the Hilda Knutsen and the Torill Knutsen (the “Vessels”) are on time-charter contracts to Eni Trading and Shipping S.p.A. (“Eni”), for operation primarily on the Goliat offshore oil field outside northern Norway on a five-year time-charter agreement with five one-year-options. In the case of the charter for the Torill Knutsen, Eni has the option, at any time before May 31, 2016, to extend the charter term to ten years in exchange for a reduction in the hire rate.

The Companies are owned by Knutsen NYK Offshore Tankers AS (“KNOT”), and are operating as an integrated part of KNOT. KNOT is owned 50% by TS Shipping Invest AS (“TSSI”) and 50% by Nippon Yusen Kaisha (“NYK”). Technical and commercial management of the vessels have been subcontracted to Knutsen OAS Shipping AS (“KOAS”) up to July 1, 2012 and thereafter by KNOT Management AS, a 100% owned subsidiary of KNOT. KOAS is controlled 99% by TSSI.

There are no employees in the Companies and daily operation is managed by KNOT Management AS.

2) Summary of Significant Accounting Policies

(a) Basis of Preparation

The combined financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

(b) Reporting Currency

The combined financial statements are prepared in the reporting currency of U.S. Dollars. The functional currency of the Companies is the U.S. Dollar, because both entities operate in the international shipping market all revenues are U.S. Dollars denominated and the majority of the expenditures are made in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. As of the balance sheet dates, monetary assets and liabilities that are denominated in currencies other than the U.S. Dollar are translated to reflect the year-end exchange rates. Resulting gains and losses are reflected separately in the accompanying combined statements of operations.

(c) Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives and impairment of Vessels, drydocking, and income taxes.

(d) Revenues and Operating Expenses

The Companies recognize revenues from time charters as operating leases on a straight-line basis over the term of the charter, net of any commissions. Under time charters, revenue is not recognized during days the Vessel is off-hire. Revenue is recognized from delivery of the Vessel to the charterer, until the end of the contract period. Under time charters, the Companies are responsible for providing the crewing and other services related to the Vessel’s operations, the cost of which is included in the daily hire rate, except when off-hire. Fees received from customers for customized equipment are deferred and recognized over the contract period. The Companies recognize revenues from spot contracts as voyage revenues using the percentage of completion method on a discharge-to-discharge basis.

Voyage expenses are all expenses unique to a particular voyage, including bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls and agency fees. Voyage expenses are paid by the customer under time charters.

Vessel operating expenses include crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses. Vessel operating expenses are paid by the Companies for time charters and during off-hire and are recognized when incurred. As further discussed in Note 14—Related Party Transactions, related parties have provided the management services for the Vessels and employ the crews that work on the Vessels. The Companies have no direct employees and, accordingly, are not liable for any pension or post-retirement benefits.

(e) Financial Income (Expense)

Interest expenses incurred on the Companies’ debt incurred during the construction of the Vessels exceeding one year are capitalized during the construction period.

6

(f) Cash and Cash Equivalents

The Companies consider all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

(g) Trade Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Under terms of the current time charters, the customers are committed to pay for the full month’s charter the first day of each month. See Note 2(p) —Summary of Significant Accounting Policies: Prepaid Charter and Deferred Revenue. The allowance for doubtful accounts is the Companies’ best estimate of the amount of probable credit losses in existing accounts receivable. The Companies establish provisions for doubtful accounts on a case-by-case basis when it is unlikely that required payments of specific amounts will occur. In establishing these provisions, the Companies consider the financial condition of the customer as well as specific circumstances related to the receivable. Receivable amounts determined to be unrecoverable are written-off. There were no provisions as allowance for doubtful accounts or amounts written-off against the allowance for doubtful accounts as of March 31, 2014. The Companies do not have any off-balance-sheet credit exposure related to their customers.

(h) Inventories

Inventories, which are comprised principally of lubricating oils, are stated at the lower of cost or market. For vessels on time charters, there are no bunkers, as the charterer supplies the bunkers, which principally consist of fuel oil. Cost is determined using the first-in, first-out method for all inventories.

(i) Other Current Assets

Other current assets principally consist of prepaid expenses, the current portion of deferred cost and other receivables.

(j) Vessels and Equipment

Vessels and equipment are stated at the historical acquisition or construction cost, including capitalized interest, supervision and technical and delivery cost, net of accumulated depreciation and impairment loss, if any. Expenditures for subsequent conversions and major improvements are capitalized, provided that such costs increase the earnings capacity or improve the efficiency or safety of the vessels.

Generally, the Companies drydock each vessel every 60 months until the vessel is 15 years old and every 30 months thereafter, as required for the renewal of certifications issued by classification societies. For vessels operating on time charters, the Companies capitalize the costs directly associated with the classification and regulatory requirements for inspection of the vessels, major repairs and improvements incurred during drydocking. Drydock cost is amortized on a straight-line basis over the period until the next planned drydocking takes place. The Companies expense costs related to routine repairs and maintenance performed during drydocking or as otherwise incurred. For vessels that are newly built or acquired, an element of the cost of the vessel is initially allocated to a drydock component and amortized on a straight-line basis over the period until the next planned drydocking. When significant drydocking expenditures occur prior to the expiration of this period, the Companies expense the remaining unamortized balance of the original drydocking cost in the month of the subsequent drydocking. For vessels operating on bareboat charters, the charter party bears the cost of any drydocking.

Depreciation on vessels and equipment is calculated on a straight-line basis over the asset’s estimated useful life, less an estimated residual value, as follows:

Useful Life
Hull	25 years
Anchor-handling, loading and unloading equipment	25 years
Main/auxiliary engine	25 years
Thruster, dynamic positioning systems, cranes and other equipment	25 years
Drydock costs	2.5–5 years

A vessel is depreciated to its estimated residual value, which is calculated based on the weight of the ship and estimated steel price. Any cost related to the disposal is deducted from the residual value.

(k) Capitalized Interest

Interest expense incurred on the Companies’ debt during the construction of the Vessels exceeding one year is capitalized during the construction period.

(l) Impairment of Long-Lived Assets

Vessels and equipment, vessels under construction and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Companies first compare undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

7

(m) Debt Issuance Costs

Debt issuance costs, including fees, commissions and legal expenses, are deferred. Debt issuance costs of term loans are amortized over the term of the relevant loan. Amortization of debt issuance costs is included in interest expense.

(n) Derivative Instruments

All derivative instruments are initially recorded at fair value as either assets or liabilities in the accompanying combined balance sheets and subsequently measured to fair value. The Companies do not apply hedge accounting to their derivative instruments. Changes in the fair value of the derivative instruments are recognized in earnings. Gains and losses from the interest rate swap contracts of the Companies related to long-term mortgage debt are recorded in realized and unrealized gain (loss) on derivative instruments in the combined statements of operations. Cash flows related to interest rate swap contracts are presented as cash flows provided by operating activities in the combined statements of cash flows.

(o) Income Taxes

The tax expense in the income statement includes both tax payable and changes in deferred tax. Deferred tax is calculated at 28% on the basis of temporary differences between accounting and tax values and tax loss carried forward at the year end. Tax increasing and tax reducing temporary differences which reverse or may be reversed in the same period are assessed and netted. The Companies are subject to the Norwegian Tonnage Tax regime (“the tonnage tax regime”). Under the tonnage tax regime, the tax is based on the tonnage of the vessel and the operating income is tax free. The net financial income and expense remains taxable as ordinary income tax for entities subject to the tonnage tax regime. Tonnage tax is classified as an operating expense. To be within the scheme the Companies should meet certain requirements, such as only ownership of ship/ shares in the shipping companies, and only own certain types of financial assets.

(p) Prepaid Charter and Deferred Revenue

Under terms of the time charters, the customer pays for the month’s charter the first day of each month and that is recorded as prepaid charter revenues. Deferred revenues for fees received from customers for customized equipment are classified as prepaid charter and deferred revenue for the current portion and as other long-term liabilities for the non-current portion.

(q) Commitments, Contingencies and Insurance Proceeds

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. See Note 15—Commitments and Contingencies.

Insurance claims for property damage for recoveries up to the amount of loss recognized are recorded when the claims submitted to insurance carriers are probable of recovery. Claims for property damage in excess of the loss recognized and for loss off-hire are considered gain contingencies, which are generally recognized when the proceeds are received.

(r) Fair Value Measurements

The Companies utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Companies determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

(s) Recently Issued Accounting Standards

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, Fair Value measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The new standards do not extend the use of fair value but, rather, provide guidance about how fair value should be applied where it already is required or permitted under International Financial Reporting Standards (“IFRS”) or U.S. GAAP. For U.S. GAAP, most of the changes are clarifications of existing guidance or wording changes to align with IFRS. A public entity is required to apply ASC 2011-04 prospectively for interim and annual periods beginning after December 5, 2011. The adoption of ASU 2011-04 did not have a material impact on the Companies’ combined financial statements.

8

In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”). ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of financial statements to understand the effect of those arrangements on its financial position, and to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under IFRS. The new standards are effective for annual periods beginning January 1, 2013, and interim periods within those annual periods. Retrospective application is required. The Companies adopted the provisions of ASU 2011-11 as of January 1, 2013. The adoption of ASU 2011-11 did not have a material impact on the Companies’ combined financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02 requires reporting and disclosure about changes in accumulated other comprehensive income (“AOCI”) balances and reclassifications out of AOCI. For public companies, the ASU is effective prospectively for fiscal years and interim periods within those years beginning after December 15, 2012. The adoption of ASU 2013-02 did not have a material impact on the Companies’ combined financial statements.

There are no recent accounting pronouncements issued whose adoption would have a material impact on the Companies’ financial statements in the current year or are expected to have a material impact on future years.

3) Significant Risks and Uncertainties Including Business and Credit Concentrations

Each of the Vessels is currently employed under long-term fixed charters, which mitigates earnings risk. The Companies’ operational results are dependent on the worldwide market for shuttle tankers and timing of entrance into long-term charters. Market conditions for shipping activities are typically volatile, and, as a consequence, the hire rates may vary from year to year. The market is mainly dependent upon two factors: the supply of vessels and the overall growth in the world economy. The general supply of vessels is a combination of newbuilds, demolition activity of older vessels and legislation that limits the use of older vessels or new standards for vessels used in specific trades.

The Companies did not incur any loss relating to their customers during the three months ended March 31, 2014. The following table presents revenues and percentage of combined revenues for customers that accounted for more than 10% of the combined revenues during the three months ended March 31, 2014 and 2013.

	Three Months Ended March 31,
(U.S. Dollars in thousands)	2014		2013
Eni Trading and Shipping S.p.A	$11,372	100%	$—	0%

The Companies have financial assets that expose them to credit risk arising from possible default by a counterparty. The Companies consider their counterparties to be creditworthy financial institutions and do not expect any significant loss to result from non-performance by such counterparties. The maximum loss due to credit risk that the Companies would incur if counterparties failed completely to perform would be the carrying value of cash and cash equivalents and trade accounts receivable. The Companies, in the normal course of business, do not demand collateral from their counterparties.

4) Operating Leases

The time charters of the vessels with third parties are accounted for as operating leases. The minimum contractual future revenues to be received from time charters as of March 31, 2014, were as follows:

(U.S. Dollars in thousands)
2014 as of March 31, 2014	$33,506
2015	44,472
2016	44,472
2017	44,472
2018	32,188
2019 and thereafter	0

Total	$199,110

•	Knutsen Shuttle Tanker 14 AS owns the vessel, Hilda Knutsen, a shuttle tanker built in 2013 that is currently operating under a time charter that expires in August 2018, with Eni, with five one-year-options to extend until August 2023.

•	Knutsen Shuttle Tanker 15 AS owns the vessel, Torill Knutsen, a shuttle tanker built in 2013 that is currently operating under a time charter that expires in November 2018, with Eni, with five one-year-options to extend until November 2023. In the case of the charter for the Torill Knutsen, Eni has the option, at any time before May 31, 2016, to extend the charter term to ten years in exchange for a reduction in the hire rate.

9

5) Segment Information

The Companies have not presented segment information as they consider their operations to occur in one reportable segment, the shuttle tanker market. In time charters, the charterer, not the Companies, controls the choice of which trading areas the vessel will serve. Accordingly, the Companies’ management, including the chief operating decision makers, does not evaluate performance according to geographical region.

For the three month ended period as of March 31, 2014, the vessels operated under two charters. See Note 3- Significant Risks and Uncertainties Including Business and Credit Concentrations for revenues from customers accounting for over 10% of the combined revenue. In both time charters, the charterer controls the choice of which trading areas the Vessels will serve. Accordingly, the Companies’ management, including the chief decision makers, do not evaluate performance according to geographical region.

6) Finance Income (Expense)

(a) Interest Expense

A reconciliation of total interest cost to interest expense as reported in the statement of operations for the three months ended March 31, 2014 and 2013 is as follows:

	Three Months Ended March 31,
(U.S. Dollars in thousands)	2014	2013
Interest cost capitalized	$—	$871
Interest expense	1,979	—

Total interest cost	$1,979	$871

(b) Other Finance Expense

The following table presents the other finance expense for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
(U.S. Dollars in thousands)	2014	2013
Bank fees, charges and external guarantee costs	$(6)	$20
Related party guarantee commission	287	129

Total other finance expense	$281	$148

7) Derivative Instruments

Interest Rate Risk Management

In February 2014, the Companies entered into interest rate swap agreements effective from July, 2014 and until July 2018, for a total notional amount of $100 million to hedge against the interest rate risks of their variable rate borrowings. Under the terms of the interest rate swap agreements, the Companies will receive from the counterparty interest on the notional amount based on three-month LIBOR and will pay to the counterparty a fixed rate. For the interest rate swap agreements above, the Companies will pay to the counterparty a fixed rate of 1.455%.

The combined financial statements include the results of interest rate swap contracts to manage the Companies’ exposure related to changes in interest rates on its variable rate debt instruments. The Companies does not apply hedge accounting for derivative instruments. The Companies do not speculate using derivative instruments.

By using derivative financial instruments to economically hedge exposures to changes in interest rates, the Companies expose itself to credit risk and market risk. Derivative instruments that economically hedge exposures are used for risk management purposes, but these instruments are not designated as hedges for accounting purposes. Credit risk is the failure of the counterparty to perform under the terms of the derivative instrument. When the fair value of a derivative instrument is positive, the counterparty owes the Companies, which creates credit risk for the Companies. When the fair value of a derivative instrument is negative, the Companies owe the counterparty, and, therefore, the Companies are not exposed to the counterparty’s credit risk in those circumstances. The Companies minimizes counterparty credit risk in derivative instruments by entering into transactions with major banking and financial institutions. The derivative instruments entered into by the Companies do not contain credit risk-related contingent features.

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Market risk is the adverse effect on the value of a derivative instrument that results from a change in interest rates, currency exchange rates or commodity prices. The market risk associated with interest rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Companies assesses interest rate risk by monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating economical hedging opportunities.

The variable interest rate mortgage debt obligations expose the Companies to variability in interest payments due to changes in interest rates. The Companies believes that it is prudent to limit the variability of a portion of its interest payments. To meet this objective, the Companies entered into London Interbank Offered Rate (“LIBOR”)-based interest rate swap contracts to manage fluctuations in cash flows resulting from changes in the benchmark interest rate of LIBOR. These swaps change the variable rate cash flow exposure on the mortgage debt obligations to fixed cash flows. Under the terms of the interest rate swap contracts, the Companies receive LIBOR-based variable interest rate payments and make fixed interest rate payments, thereby creating the equivalent of fixed rate debt for the notional amount of their debt hedged.

As of March 31, 2014, the total notional amount of the Companies outstanding interest rate swap contracts that were entered into in order to hedge outstanding or forecasted debt obligations were $100 million. As of March 31, 2014, the carrying amount of the interest rate swaps contracts were net assets of $0.7 million. See Note 8—Fair Value Measurements.

Changes in the fair value of interest rate swap contracts are reported in realized and unrealized gain (loss) on derivative instruments in the same period in which the related interest affects earnings.

The Companies did not have any interest rate swap agreements as of March 31, 2013.

The following table presents the realized and unrealized gains and losses that are recognized in earnings as net gain (loss) on derivative instruments for the three months ended March 31, 2014 and 2013.

	Three Months Ended March 31,
(U.S. Dollars in thousands)	2014	2013
Realized gain (loss)
Interest rate swap contracts	$—	$—
Unrealized gain (loss)
Interest rate swap contracts	632	—

Total	$632	$—

8) Fair Value Measurements

(a) Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Companies’ financial instruments as of March 31, 2014 and 2013. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

	March 31, 2014		December 31, 2013
(U.S. Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$6,860	$6,860	$11,841	$11,841
Restricted cash	—	—	—	—
Non-current derivative assets:
Interest rate swap contracts	1,550	1,550
Financial liabilities:
Long-term debt, current and non-current	226,688	227,926	231,563	232,894
Current derivative liabilities:
Interest rate swap contracts	918	918	—	—

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The carrying amounts shown in the table above are included in the Companies’ balance sheets under the indicated captions. The carrying value of trade accounts receivable, trade accounts payable and receivables/payables to owners and affiliates approximate their fair value.

The fair values of the financial instruments shown in the above table as of March 31, 2014 and December 31, 2013 represent the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Companies’ own judgment about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Companies based on the best information available in the circumstances, including expected cash flows, appropriately risk-adjusted discount rates and available observable and unobservable inputs.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•	Cash and cash equivalents: The fair value of the Companies’ cash balances approximates the carrying amounts due to the current nature of the amounts.

•	Interest rate swap contracts: The fair value of interest-rate swaps is determined using an income approach using the following significant inputs: the term of the swap, the notional amount of the swap, discount rates interpolated based on relevant LIBOR swap curves and the rate on the fixed leg of the swap.

•	Long-term debt: With respect to long-term debt measurements, the Companies use market interest rates and adjust that rate for all necessary risks, including its own credit risk. In determining an appropriate spread to reflect its credit standing, the Companies considered interest rates currently offered to KNOT for similar debt instruments of comparable maturities by KNOT’s and the Companies’ bankers as well as other banks that regularly compete to provide financing to the Companies.

(b) Fair Value Hierarchy

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis (including items that are required to be measured at fair value or for which fair value is required to be disclosed) as of March 31, 2014 and December 31, 2013:

		Fair Value Measurements at Reporting Date Using
(U.S. Dollars in thousands)	March 31, 2014	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$6,860	$6,860	$—	$—
Non-current derivative assets:
Interest rate swap contracts	1,550	—	1,550	—
Financial liabilities:
Current derivative liabilities:
Interest rate swap contracts	918		918
Long-term debt, current and non-current	227,926	—	227,926	—

		Fair Value Measurements at Reporting Date Using
(U.S. Dollars in thousands)	December 31, 2013	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and cash equivalents	$11,841	$11,841	$—	$—
Non-current derivative assets:
Interest rate swap contracts	—	—	—	—
Financial liabilities:
Current derivative liabilities:
Interest rate swap contracts	—	—	—	—
Long-term debt, current and non-current	232,894	—	232,894	—

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The Companies’ accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of Level 1, Level 2 or Level 3 as of March 31, 2014 and December 31, 2013.

9) Trade Accounts Receivables

(a) Trade Accounts Receivables

Trade accounts receivable are presented net of provisions for doubtful accounts. As of March 31, 2014 and December 2013, there was no provision for doubtful accounts.

(b) Other Current Assets

Other current assets consist of the following:

(U.S. Dollars in thousands)	At March 31, 2014	At December 31, 2013
Refund of value added tax	$27	$88
Prepaid expenses	157	43
Current portion of deferred debt issuance cost	1,139	1,120
Other receivable	1,086	390

Total other current assets	$2,409	$1,641

10) Vessels and Equipment

(U.S. Dollars in thousands)	Vessels & equipment	Vessels under construction	Accumulated depreciation	Net vessels
Balance December 31, 2012	$—	126,663	$—	$126,663
Additions	—	155,823	—	155,823
Drydock costs	5,000	—	—	5,000
Transfer from vessels under construction	282,486	(282,486)	—	—
Disposal	—	—	—	—
Depreciation	—	—	(3,303)	(3,303)
Balance December 31, 2013	$287,486	$—	$(3,303)	$284,183

Additions	121	—	—	121
Drydock costs	—	—	—	—
Transfer from vessels under construction	—	—	—	—
Disposal	—	—	—	—
Depreciation	—	—	(2,835)	(2,835)

Balance March 31, 2014	$287,607	—	$(6,138)	$281,469

As of March 31, 2014, Vessels with a book value of $281.5 million are pledged as security held as a guarantee for the Companies’ long-term debt. See Note 12—Long-Term Debt.

Drydocking activity for the three months ended March 31, 2014 is summarized as follows:

(U.S. Dollars in thousands)	At March 31, 2014	At December 31, 2013
Balance at the beginning of the year	$4,709	$—
Costs incurred for drydocking	—	5,000
Drydock amortization	(250)	(291)

Balance at the end of the year	$4,459	$4,709

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11) Accrued Expenses

The following table presents accrued expenses as of March 31, 2014:

(U.S. Dollars in thousands)	At March 31, 2014	At December 31, 2013
Operating expenses	$585	$670
Interest expenses	1,150	1,160

Total accrued expenses	$1,735	$1,830

12) Long-Term Debt

Long-term debt as of March 31, 2014 and December 31, 2013 consisted of following:

(U.S. Dollars in thousands)	Vessel	March 31, 2014	December 31, 2013
$117 million Loan facility	Hilda Knutsen	$112,125	$114,563
$117 million Loan facility	Torill Knutsen	114,563	117,000

Total long-term debt		226,688	231,563
Less current installments		19,500	19,500

Long-term debt, excluding current		$207,188	$212,063

Hilda Facility

The $117 million secured loan facility (the “Hilda Facility”) is repayable in quarterly installments over five years with a final balloon payment due at maturity in August 2018. The Hilda Facility bears interest at LIBOR plus a fixed margin of 2.5%.

The Hilda Knutsen, assignments of earnings, charterparty contracts and insurance proceeds are pledged as collateral for the Hilda Facility. KNOT is the sole guarantor.

The Hilda Facility contains the following financial covenants:

•	Market value of the Hilda Knutsen to be no less than 100% of the outstanding balance under the Hilda Facility for the first 4 years and 125% for the 5th year;

•	Positive working capital of the borrower and of KNOT and its subsidiaries on a consolidated basis (“KNOT Group”);

•	Minimum liquidity of (i) $2 million for the borrower; (ii) $25 million for the guarantor, and (iii) 4% of interest bearing debt for the KNOT Group;

•	Minimum book equity ratio for the KNOT Group of 22.5 % until December 31, 2014, and thereafter 25%; and

•	EBITDA must exceed interest payable, any amounts payable for the interest rate swaps and debt installments for the KNOT Group calculated on a four quarter rolling basis.

The Hilda Facility also identifies various events that may trigger mandatory reduction, prepayment and cancellation of the facility, including total loss or sale of a vessel and customary events of default.

The borrower and the guarantor were in compliance with all covenants as of March 31, 2014, and December 31, 2013.

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Torill Facility

The $117 million secured loan facility (the “Torill Facility”) is repayable in quarterly installments over five years with a final balloon payment due at maturity in November 2018. The Torill Facility bears interest at LIBOR plus a fixed margin of 2.75%.

The Torill Knutsen, assignments of earnings, charterparty contracts and insurance proceeds are pledged as collateral for the Hilda Facility. Knutsen NYK Offshore Tankers AS is the sole guarantor.

The Torill Facility contains the following financial covenants:

•	Market value of the Torill Knutsen to be no less than 100% of the outstanding balance under the Torill Facility for the first 4 years and 125% for the 5th year;

•	Positive working capital of the borrower and KNOT Group;

•	Minimum liquidity of (i) $2 million for the borrower; (ii) $25 million for the guarantor, and (iii) 4% of interest bearing debt for the KNOT Group;

•	Minimum book equity ratio for the KNOT Group of 22.5 % until December 31, 2014, and thereafter 25%; and

•	EBITDA must exceed interest payable, any amounts payable for the interest rate swaps and debt installments for the KNOT Group calculated on a four quarter rolling basis.

The Torill Facility also identifies various events that may trigger mandatory reduction, prepayment and cancellation of the facility, including total loss or sale of a vessel and customary events of default.

The borrower and the guarantor were in compliance with all covenants as of March 31, 2014, and December 31, 2013.

The total outstanding debt as of March 31, 2014 is repayable as follows:

(US $ in thousands)
2014	$14,625
2015	19,500
2016	19,500
2017	19,500
2018 and thereafter	153,563
Total	$226,688

13) Income Taxes

Components of Current and Deferred Tax Expense (Benefit)

The Companies are subject to the Norwegian Tonnage Tax regime (“the tonnage tax regime”). Under the tonnage tax regime, the tax is based on the tonnage of the vessel and the operating income is tax free. The net financial income and expense remains taxable as ordinary income tax for entities subject to the tonnage tax regime. Tonnage tax is classified as an operating expense. Tonnage tax amounted to $11,000 in the three months ended March 31, 2014, and $0 in the three months ended March 31, 2013.

	Three Months Ended March 31,
(US $ in thousands)	2014	2013
Income (loss) before income taxes	$4,173	$313
Income tax expense (benefit)	—	—
Effective tax rate	0%	0%

A valuation allowance for deferred tax assets is recorded when it is more likely than not that some of or all of the benefit from the deferred tax asset will not be realized. The valuation allowances relate to the financial loss carry forwards and other deferred tax assets for tonnage tax that, in the judgment of the Companies, are more-likely-than not to be realized reflecting the Companies’ cumulative loss position for tonnage tax. In assessing the realizability of deferred tax assets, the Companies consider whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized taking into account all the positive and negative evidence available, and there is no deferred tax assets recognized as of March 31, 2014 and December 31, 2013.

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14) Related Party Transactions

(a) Related Parties

The Companies have been charged by KNOT and KOAS for commercial services related to the charters, technical and operational support related to the operation of the Vessels, certain administrative costs and finance fees.

The amounts of such costs and expenses included in the combined statements of operations for the three month ended March 31, 2014 and 2013 is as follows:

	Three Months Ended March 31,
(U.S. Dollars in thousands)	2014	2013
Statements of operations:
Time charter revenues:
Commercial commission fee from KNOT to Vessels (1)	$141	$—
Operating expenses:
Technical and operational management fee from KOAS and KNOT to Vessels (2)	219	—
General and administrative expenses:
Administration fee from KNOT (3)	8	15
Accounting service fee from KNOT (4)	7	7
Finance expense:
Interest expense charged from KNOT (5)	64	—
Guarantee commission from KNOT to Vessels (6)	287	129

Total	$726	$151

(U.S. Dollars in thousands)	At March 31, 2014	At December 31, 2013
Balance sheets:
Vessels:
New building supervision fee from KOAS to Vessels (7)	$—	$2,350
Licensing of technology fees from TSSI to Vessels (8)	—	1,080
Interest capitalized charged from KNOT to subsidiaries (9)	—	395

Total	$—	$3,825

(1)	Commercial commission fee from KNOT to Vessels: KNOT provides commercial services related to negotiating and maintaining the charters. KNOT invoices a fixed percentage of revenue as a commercial commission fee for these services.
(2)	Technical and operational management fee from KOAS and KNOT to Vessels: KNOT provides technical and operational management of the vessels on time charter including crewing, purchasing, maintenance and other operational, bookkeeping and administrative support.
(3)	Administration fee from KNOT: Administration costs include the compensation and benefits of KNOT management and administrative staff as well as other general and administration expenses. Net administration costs are total administration cost plus a 5% margin, reduced for the total fees for services delivered by the administration staffs (the accounting service fees (see (4) below), the financing service fees (see (6) below) and the estimated shareholder costs for KNOT that have not been allocated. As such, the level of net administration costs as a basis for the allocation can vary from year to year based on the administration and financing services offered by KNOT to all the vessels in its fleet each year.
(4)	Accounting service fee from KNOT: KNOT invoiced each subsidiary a fixed fee for the preparation of the statutory financial statements.
(5)	Interest expense charged from, interest income charged to KNOT: KNOT invoiced interest expense (income) for any outstanding payables to (receivable from) owners and affiliates to the vessel-owning subsidiaries. Interest expense has been allocated based upon the allocated payables to owners and affiliates and the historical interest rates charged.
(6)	Guarantee commission from KNOT to Vessels: KNOT was a guarantor for the Companies’ loan facilities (see Note 12—Long-term Debt and Note 14(b)—Related Party Transactions: Guarantees). KNOT invoiced an annual commission to each of the Vessels as a fixed percentage of the outstanding balance as compensation for the guarantee.
(7)	New building supervision fee from KOAS to Vessels: KOAS charges a fixed fee for supervision of each vessel under construction that is invoiced on a straight-line basis over the period of construction. Such fees, along with direct and incremental supervision costs incurred, are capitalized as part of the Vessels under construction.
(8)	Knutsen Ballast Water Treatment installation from TSSI to Vessel: TSSI has developed Knutsen ballast water treatment technology and the system was installed during the construction and all cost is capitalized as part of the Vessels under construction.
(9)	Interest capitalized charged from KNOT to Vessels: KNOT invoiced interest expense for outstanding payables to owners and affiliates to the vessel owning subsidiaries as explained in (5) above. Such interest expense is capitalized for qualifying Vessels under construction.

(b) Guarantees

As of March 31, 2014, KNOT is guarantor for the Hilda Facility and Torill Facility.

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(c) Transaction with Management

The Companies had no personnel during the three months ended March 31, 2014. There has been no direct remuneration to any members of the Board of Directors of KNOT. Trygve Seglem, the President and CEO of KNOT has received $119,000 in salary from KNOT Management AS during the three months ended March 31, 2014. He also controls Seglem Holding AS, which has a 100% equity interest of TSSI, which controls KOAS. TSSI owns 50% in KNOT. Trygve Seglem owns 70% of the equity interests in Seglem Holding AS, and each of his daughters, Synnøve Seglem and Jorunn Seglem, each own 15% of the equity interests.

NYK, which own 50% of KNOT, has management and administrative personnel on secondment to KNOT starting in March 2011. The cost for such services was $0.8 million during the three months ended March 31, 2014. NYK has no other related party transactions with KNOT apart from interest income on financing offered to KNOT.

See this Note 14 – Related Party Transactions Items 3 and 4 for discussion of the allocation principles for KNOT’s administrative costs, including management and administrative staff, included in the combined statements of operations for the two entities.

(d) Amounts Due from (to) Related Parties

Balances with related parties consisted of the following:

(U.S. Dollars in thousands)	At March 31, 2014	At December 31, 2013
Balance Sheets:
Trading balances due from KOAS	$107	$—
Trading balances due from KNOT and affiliates	3,224	775

Amount due from related parties	$3,331	$775

Trading balances due to KOAS	$18	$143
Trading balances due to KNOT and affiliates	550	6,922

Amount due to related parties	$568	$7,065

Amounts due from (to) related parties are unsecured and intended to be settled in the ordinary course of business. They primarily relate to vessel management and other fees due to KNOT and KOAS.

15) Commitments and Contingencies

Assets Pledged

As of March 31, 2014, Vessels with a book value of $ 281.5 million were pledged as security held as guarantee for the Companies’ long-term debt and interest rate obligations. See Note 7 – Derivative Instruments and Note 12—Long-Term Debt.

Insurance

The Companies maintain insurance to insure against marine and war risks, which include damage to or total loss of the Vessels, subject to deductible amounts that average $0.150 million per Vessel, and loss of hire.

Under the loss of hire policies, the insurer will pay a compensation for the lost hire rate agreed in respect of each Vessel for each day, in excess of 14 deductible days, for the time that the Vessel is out of service as a result of damage, for a maximum of 180 days. In addition, the Companies maintain protection and indemnity insurance, which covers third-party legal liabilities arising in connection with the Vessels’ activities, including, among other things, the injury or death of third-party persons, loss or damage to cargo, claims arising from collisions with other vessels and other damage to other third-party property, including pollution arising from oil or other substances. This insurance is unlimited, except for pollution, which is limited to $1 billion per vessel per incident. The protection and indemnity insurance is maintained through a protection and indemnity association, and as a member of the association, the Companies may be required to pay amounts above budgeted premiums if the member claims exceed association reserves, subject to certain reinsured amounts. If the Companies experience multiple claims each with individual deductibles, losses due to risks that are not insured or claims for insured risks that are not paid, it could have a material adverse effect on the Companies’ results of operations and financial condition.

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